Exhibit 10.1

Execution Version

Loan Number: 1019695

$375,000,000

TERM LOAN AGREEMENT

dated as of April 1, 2020

among

KIMCO REALTY CORPORATION,

The Several Lenders
from time to time party hereto,

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent,

PNC BANK, NATIONAL ASSOCIATION and
U.S. BANK NATIONAL ASSOCIATION,
as Syndication Agents,

WELLS FARGO SECURITIES, LLC,
PNC CAPITAL MARKETS LLC and
U.S. BANK NATIONAL ASSOCIATION,
as Joint Lead Arrangers and Joint Bookrunners

EXHIBITS:

Exhibit A	--	Form of Assignment and Assumption
Exhibit B	--	Form of Term Loan Note
Exhibit C	--	Form of Subsidiary Guarantee
Exhibit E	--	Form of Closing Certificate of the Borrower
Exhibit F	--	Form of Compliance Certificate
Exhibit G	--	Form of Disbursement Instruction Agreement
Exhibit H1-H4	--	Forms of U.S. Tax Certificate

SCHEDULES:

Schedule 1.1A	--	Lenders and Commitments Immediately After Giving Effect to Effective Date
Schedule 4.1	--	Certain Financial Disclosure
Schedule 4.19	--	Condemnation Proceedings
Schedule 7.2	--	Transaction(s) Referred to in Section 7.2
Schedule 7.7	--	Restrictive Agreements

TERM LOAN AGREEMENT, dated as of April 1, 2020, among KIMCO REALTY CORPORATION, a Maryland corporation (“Kimco” or the “Borrower”), the several banks, financial institutions and other entities from time to time parties to this Agreement (collectively, the “Lenders”), PNC BANK, NATIONAL ASSOCIATION, and U.S. BANK NATIONAL ASSOCIATION, as Syndication Agents (in such capacity, collectively, the “Syndication Agents”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

RECITALS

WHEREAS, the Borrower has requested that the Lenders provide a term loan facility on the terms provided herein; and

WHEREAS, the Lenders party hereto are willing to provide such term loan facility on the terms and conditions set forth herein;

NOW, THEREFORE, the Borrower, the Lenders and the Administrative Agent hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1     Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“ABR”: for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1/2 of 1% and (c) the Eurocurrency Rate if a Eurocurrency Loan with a one-month Interest Period were being made on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the LIBOR Screen Rate at approximately 11:00 a.m. London time on such day. Any change in the ABR due to a change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate, the NYFRB Rate or the Eurocurrency Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.8 (for the avoidance of doubt, only until any amendment has become effective pursuant to Section 2.8(c)), then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. If ABR as determined pursuant to the foregoing would be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“ABR Loans”: Loans, the rate of interest applicable to which is based upon the ABR.

“Acceptable Jurisdiction”: a jurisdiction (other than the United States) acceptable to the Administrative Agent in its sole discretion, including, if requested by the Administrative Agent in its sole discretion, based on satisfactory advice received by it from local counsel in such jurisdiction with respect to the procedure for enforcement of a U.S. judgment in such jurisdiction, and the collection of such judgment from assets located there.

“Adjusted Net Income”: for any period, as to Kimco and the Consolidated Entities, Consolidated Net Income; provided that there shall be excluded the income (or deficit) of any Person other than Kimco accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Kimco or any of its Subsidiaries.

“Administrative Agent”: as defined in the introductory paragraph hereof.

“Administrative Questionnaire”: as defined in Section 10.6.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in Control of, is Controlled by, or is under common Control with, such Person.

“Agent Parties”: as defined in Section 10.2(d)(iii).

“Agreement”: this Term Loan Agreement.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower and its Affiliates from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: with respect to each Loan at any date, the applicable percentage per annum set forth below based upon the Status on such date:

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Eurocurrency Loans	1.300%	1.350%	1.400%	1.500%	1.750%	2.150%
ABR Loans	0.300%	0.350%	0.400%	0.500%	0.750%	1.150%

“Applicable Percentage”: as to any Lender at any time, the percentage which such Lender’s Commitment then constitutes of the aggregate Commitments, of all Lenders (or, at any time after the Commitments shall have expired or terminated, the percentage which the aggregate principal amount of such Lender’s Exposure then outstanding constitutes of the aggregate principal amount of the Exposure of all Lenders (disregarding any Defaulting Lender’s Exposure) then outstanding); provided, that when used in Section 2.17, the term “Applicable Percentage” shall mean the percentage of the total Commitments of all Lenders (disregarding any Defaulting Lender’s Commitment).

“Approved Fund”: any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption”: as defined in Section 10.6.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Baseline Conditions”: as to any Wholly Owned Subsidiary, in connection with the incurrence by such Subsidiary of any obligations in respect of the Facility, that such Subsidiary (a) at the time of the delivery by such Wholly Owned Subsidiary of its Subsidiary Guarantee pursuant to Section 10.10, can truthfully and correctly make each of the Baseline Representations and Warranties in all material respects and (b) if such Subsidiary is not organized under the laws of any state of the United States, (i) shall be organized under the laws of an Acceptable Jurisdiction and (ii) shall have submitted for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, including for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

“Baseline Representations and Warranties”: with respect to any Subsidiary Guarantor, the representations and warranties contained in Sections 4.3(b) (only as to itself and not as to its Subsidiaries), 4.4, 4.5(b) and 4.15 in respect of such Subsidiary Guarantor.

“Benchmark Replacement”: the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Administrative Agent and Kimco giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Eurocurrency Rate for U.S. Dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than 0.25%, the Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement; provided further that any such Benchmark Replacement shall be administratively feasible as determined by the Administrative Agent in its sole discretion.

“Benchmark Replacement Adjustment”: with respect to any replacement of the Eurocurrency Rate with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Kimco giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the Eurocurrency Rate with the applicable Unadjusted Benchmark Replacement for U.S. Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters) that the Administrative Agent decides in its reasonable discretion may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date”: the earlier to occur of the following events with respect to the Eurocurrency Rate:

(1)     in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of the LIBOR Screen Rate permanently or indefinitely ceases to provide the LIBOR Screen Rate; or

(2)     in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” the occurrence of one or more of the following events with respect to the Eurocurrency Rate:

(1)     a public statement or publication of information by or on behalf of the administrator of the LIBOR Screen Rate announcing that such administrator has ceased or will cease to provide the LIBOR Screen Rate, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Screen Rate;

(2)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Screen Rate, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for the LIBOR Screen Rate, a resolution authority with jurisdiction over the administrator for the LIBOR Screen Rate or a court or an entity with similar insolvency or resolution authority over the administrator for the LIBOR Screen Rate, in each case which states that the administrator of the LIBOR Screen Rate has ceased or will cease to provide the LIBOR Screen Rate permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the LIBOR Screen Rate; and/or

(3)     a public statement or publication of information by the regulatory supervisor for the administrator of the LIBOR Screen Rate announcing that the LIBOR Screen Rate is no longer representative.

“Benchmark Transition Start Date”: (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Administrative Agent or the Required Lenders, as applicable, by notice to the Borrower, the Administrative Agent (in the case of such notice by the Required Lenders) and the Lenders.

“Benchmark Unavailability Period”: if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the Eurocurrency Rate and solely to the extent that the Eurocurrency Rate has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the Eurocurrency Rate for all purposes hereunder and under the other Loan Documents in accordance with Section 2.8 and (y) ending at the time that a Benchmark Replacement has replaced the Eurocurrency Rate for all purposes hereunder and under the other Loan Documents pursuant to Section 2.8.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board”: the Board of Governors of the Federal Reserve System of the United States of America (or any successor).

“Borrower”: as defined in the introductory paragraph hereof.

“Borrowing”: Loans of the same Type, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Date”: any Business Day specified in a notice pursuant to Section 2.2(d) as a date on which the Borrower requests the Lenders to make Loans hereunder.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which commercial banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.

“Cash Equivalents”: (a) securities denominated in Dollars or any other currency of any Qualified Jurisdiction (any of the foregoing, “Currency”), in any event issued or directly and fully guaranteed or insured by the United States Government or any other Qualified Jurisdiction, as applicable, or any agency or instrumentality of any of them, having maturities of not more than one year from the date of acquisition, (b) time deposits and certificates of deposit denominated in Currency having maturities of not more than one year from the date of acquisition of any Lender or of any domestic commercial bank the senior long-term unsecured debt of which is rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and having capital and surplus in excess of $500,000,000 (or the equivalent in the applicable Currency), (c) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b) above, (d) commercial paper denominated in Currency rated at least A-1 or the equivalent thereof by S&P or P-1 or the equivalent thereof by Moody’s and in either case maturing within 90 days after the date of acquisition and (e) investments in money market funds that have assets in excess of $2,000,000,000 (or the equivalent in the applicable Currency), are managed by recognized and responsible institutions and invest all of their assets in any one or more of (i) obligations of the types referred to in clauses (a), (b), (c) and (d) above and (ii) commercial paper denominated in Currency having at least the rating described in clause (d) above and maturing within 270 days after the date of acquisition.

“Change in Control”: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) of Capital Stock representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of Kimco; or (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of Kimco by Persons who were neither (i) nominated or approved by the board of directors of Kimco nor (ii) appointed by directors so nominated or approved.

“Change in Law”: the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.11(b), by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any central bank or other Governmental Authority made or issued after the date of this Agreement; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines or directives thereunder or issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case referred to in clause (i) or (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted, implemented or issued.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Commitment”: as to any Lender, the obligation to make Loans to the Borrower hereunder in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1A under the heading “Commitment”, as such amount may be changed from time to time in accordance with the provisions of this Agreement. The aggregate amount of the Lenders’ Commitments as of the Effective Date is $375,000,000.

“Commodity Exchange Act”: the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with Kimco within the meaning of Section 4001 of ERISA or is part of a group which includes Kimco and which is treated as a single employer under Section 414 of the Code.

“Communications”: as defined in Section 10.2(d)(iii).

“Consolidated Entities”: as of any date of determination, any entities whose financial results are consolidated with those of Kimco in accordance with GAAP.

“Consolidated Net Income”: for any period, net income (or loss) of Kimco and the Consolidated Entities for such period determined on a consolidated basis in accordance with GAAP.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control”: the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor”: with respect to a Benchmark Replacement means a tenor (including overnight) having approximately the same length (disregarding business day adjustment) as the applicable tenor for the applicable Interest Period with respect to the Eurocurrency Rate.

“Credit Parties”: as defined in Section 10.17

“Currency”: as defined in the definition of the term “Cash Equivalents”.

“Default”: any of the events specified in Article VIII, whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Defaulting Lender”: any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans or (ii) pay over to any Lender Party any other amount so required to be funded or paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular facts or circumstances giving rise to such failure to satisfy a condition precedent) has not been satisfied, (b) has notified Kimco or any Lender Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the receipt by the Administrative Agent of such certification in form and substance reasonably satisfactory to the Administrative Agent, (d) has become the subject of a Bankruptcy Event or (e) has, or has a direct or indirect parent company that has, become the subject of a Bail-In Action.

“Disbursement Instruction Agreement”: an agreement substantially in the form of Exhibit G to be executed and delivered by the Borrower pursuant to Section 5.1(e), as the same may be amended, restated or modified from time to time with the prior written approval of the Administrative Agent.

“Dollars”, “dollars” and “$”: lawful currency of the United States of America.

“Early Opt-in Election”: the occurrence of:

(1)     (i) a determination by the Administrative Agent (acting reasonably) or (ii) a notification by the Required Lenders to the Administrative Agent (with a copy to the Borrower) that the Required Lenders have determined (acting reasonably) that U.S. Dollar-denominated syndicated credit facilities are being executed at such time, or that include language similar to that contained in Section 2.8 are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace the Eurocurrency Rate, and

(2)     (i) the election by the Administrative Agent (acting reasonably) or (ii) the election by the Required Lenders (acting reasonably) to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Administrative Agent of written notice of such election to the Borrower and the Lenders or by the Required Lenders of written notice of such election to the Administrative Agent.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EBITDA”: for any Person, the consolidated net income of such Person and its Subsidiaries before any provision or benefit for income taxes, interest, depreciation, amortization, gains or losses on sales of operating real estate and marketable securities, noncash impairment charges, and gains or losses on extraordinary items in accordance with GAAP and gains or losses on early extinguishment of debt.

“Effective Date”: the date on which the conditions set forth in Section 5.1 shall be satisfied (or waived in accordance with Section 10.1).

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System”: any electronic system, including e-mail, e-fax, Intralinks®, ClearPar®, Debt Domain, Syndtrak and any other Internet or extranet-based site chosen by the Administrative Agent to be its electronic transmission system, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of their respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“EMU Legislation”: the legislative measures of the European Union for the introduction of, changeover to, or operation of the EURO in one or more member states, and for any member state resigning from or being removed from the European Union.

“Environmental Laws”: any and all foreign, Federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority or other Requirements of Law (including common law) regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or the manufacture, storage, remediation, disposal or clean-up of Hazardous Materials, as now or may at any time hereafter be in effect, in each case to the extent the foregoing are applicable to Kimco, any Entity or any of their respective assets or properties.

“Entity”: as of any date of determination, any Consolidated Entity or Unconsolidated Entity.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Loans”: Loans, the rate of interest applicable to which is based upon the Eurocurrency Rate.

“Eurocurrency Rate”: with respect to any Eurocurrency Loan for any applicable Interest Period, the rate of interest obtained by dividing (i) the rate of interest per annum determined on the basis of the rate as set by the ICE Benchmark Administration (“ICE”)(or the successor thereto if ICE is no longer making such rate available) for deposits in Dollars for a period equal to the applicable Interest Period which appears on Reuters Screen LIBOR01 Page (or any applicable successor page) (the “LIBOR Screen Rate”) at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period by (ii) a percentage equal to 1 minus the Eurodollar Reserve Percentage. If, for any reason, the rate referred to in the preceding clause (i) does not appear on Reuters Screen LIBOR01 Page (or any applicable successor page), then the rate to be used for such clause (i) shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period (it being understood that in making any determinations pursuant to this sentence, the Administrative Agent shall act in a manner no less favorable to the Borrower than it is acting in general when making similar determinations under other credit facilities under which it is the administrative agent with borrowers or account parties that are similarly situated to and of similar creditworthiness to the Borrower). Any change in the maximum rate of reserves described in the preceding clause (ii) shall result in a change in the Eurocurrency Rate on the date on which such change in such maximum rate becomes effective If the Eurocurrency Rate determined as provided above would be less than 0.25%, the Eurocurrency Rate shall be deemed to be 0.25%.

“Eurocurrency Tranche”: the collective reference to Eurocurrency Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Loans shall originally have been made on the same day).

Eurodollar Reserve Percentage: for any day, the percentage which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default”: any of the events specified in Article VIII, provided that any requirement for the giving of notice, the lapse of time, or both, or any other condition, has been satisfied.

“Excluded Swap Obligation”: with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) (a) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Guarantor is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), at the time the guarantee of such Subsidiary Guarantor becomes or would become effective with respect to such related Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes”: with respect to any payment made by any Loan Party under this Agreement or the other Loan Documents, any of the following Taxes imposed on or with respect to a Recipient, (a) income or franchise Taxes (i) imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction in which the Borrower is located, (c) withholding Taxes resulting from any law in effect on the date such Recipient becomes a party to this Agreement (or designates a new lending office) except to the extent that such Recipient (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.12(a), (d) any Tax that is imposed as a result of a Recipient’s failure to comply with Section 2.12(d), and (e) any Taxes imposed under FATCA, including as a result of such Recipient’s failure to comply with Section 2.12(d)(iii).

“Exposure”: as to any Lender at any time, an amount equal to the outstanding aggregate amount of such Lender’s Loans at such time.

“Extended Maturity Date”: as defined in Section 10.9.

“Extension Conditions”: (a) each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects) on and as of the applicable extension date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; (b)(i) no Default or Event of Default shall have occurred and be continuing as of the applicable extension date and (ii) Kimco would be in compliance with each financial covenant set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of the applicable extension date (provided that for the purposes of determining such compliance, Gross Asset Value and, for the avoidance of doubt, the ratios set forth in Section 7.1(e) and (f), shall be determined for the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b)); and (c) on or prior to the applicable extension date, Kimco shall have paid to the Administrative Agent for the account of the Lenders in connection with the extension of the Facility to the Extended Maturity Date, a nonrefundable extension fee in an amount equal to 0.15% of the aggregate outstanding principal amount of the Loans on the Original Maturity Date. For purposes hereof and of Section 10.9, the term “applicable extension date” shall mean, in connection with any extension of the Maturity Date pursuant to Section 10.9, the first date upon which both of the following shall have occurred: (a) Kimco shall have delivered its Maturity Extension Notice with respect to such extension and (b) Kimco shall have made the applicable payment described in clause (c) of the previous sentence in respect of such extension.

“Facility”: the term loan facility established pursuant to this Agreement.

“FATCA”: Section 1471 through 1474 of the Code, as of the date of this Agreement (or any amended and successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements implementing any of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any of the foregoing.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate, provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Bank of New York’s Website”: the website of the NYFRB at http://www.newyorkfed.org, or any successor source.

“Fee Letter”: collectively, the fee letter, dated as of the date hereof.among Kimco and the Joint Lead Arrangers regarding certain fees payable in connection with the Facility.

“Final Date”: as defined in Section 2.11(d).

“Financing Lease”: any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP (subject, for the avoidance of doubt, to Section 1.3) to be capitalized on a balance sheet of such lessee.

“GAAP”: generally accepted accounting principles in the United States of America.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Gross Asset Value”: as of any relevant date, an amount equal to (I) the sum, without duplication, of (a) Total Adjusted EBITDA, calculated with respect to the most recent Test Period ended on or before such date annualized and capitalized at (i) 6.0% for the multifamily component and (ii) 6.25% for all other components, plus (b) Unrestricted Cash and Cash Equivalents of Kimco and the Consolidated Entities as of such date, plus (c) the sum of the following items of Kimco and the Consolidated Entities: (i) land and development projects as of such date valued at the lower of “cost” or book value, and (ii) mezzanine and mortgage loan receivables valued at the lower of cost or market at such date and marketable securities at the value reflected in the consolidated financial statements of Kimco as of such date, plus (d) Kimco’s investments in and advances to the Unconsolidated Entities valued at the lower of cost or market as reflected in the consolidated financial statements of Kimco as of such date, plus (e) 100% of the bona fide purchase price of Properties acquired within 24 months prior to such date, minus (II) as applicable, (a) the amount, if any, excluded from the amount of Total Indebtedness for purposes of calculating the ratio of Total Indebtedness to Gross Asset Value as set forth in the proviso of Section 7.1(a), or (b) the amount, if any, excluded from the amount of Total Priority Indebtedness for purposes of calculating the ratio of Total Priority Indebtedness to Gross Asset Value as set forth in the proviso of Section 7.1(b); provided that (1) the items described in clause (I)(d) shall not be taken into account to the extent that the amount thereof exceeds 30% of Gross Asset Value, (2) the items described in clauses (I)(c) and (I)(d) (other than mortgage loan receivables valued at the lower of cost or market at such date and marketable securities at the value reflected in the consolidated financial statements of Kimco as of such date) shall not be taken into account to the extent that the amounts thereof exceed, in the aggregate, 40% of Gross Asset Value, and (3) not more than 30% in the aggregate of items comprising Gross Asset Value shall be attributable to assets located outside of the United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation (determined without duplication) of (a) the guaranteeing person or (b) another Person (including any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counter-indemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the maximum stated amount of the primary obligation relating to such Guarantee Obligation (or, if less, the maximum stated liability set forth in the instrument embodying such Guarantee Obligation); provided that in all events (and regardless of the existence of a stated liability amount), the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith.

“Guarantor”: at any particular time, any Subsidiary that is a party to a Subsidiary Guarantee at such time.

“Hazardous Materials”: all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“IBA”: as defined in Section 1.5.

“Impacted Interest Period”: as defined in the definition of Eurocurrency Rate.

“Incremental Commitment”: as defined in Section 10.8.

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), to the extent such obligations constitute indebtedness for the purposes of GAAP, (c) any other indebtedness of such Person which is evidenced by a note, bond, debenture or similar instrument, (d) all obligations of such Person under Financing Leases, (e) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (f) all Guarantee Obligations of such Person, (g) all reimbursement obligations for letters of credit, (h) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof equal to an amount that would be the maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith (or, if lesser, the fair market value of the assets subject to such Lien, as determined by Kimco in good faith), and (i) the net obligations (contingent or otherwise) of such Person at such date under interest rate hedging agreements.

“Indemnified Taxes”: Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement and the other Loan Documents.

“Ineligible Institution”: (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) any Loan Party or any Affiliate of any Loan Party, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, such company, investment vehicle or trust shall not constitute an Ineligible Institution if it (x) has not been established for the primary purpose of acquiring any Loans or Commitments, (y) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (z) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: as defined in Section 4.9.

“Interest Payment Date”: (a) as to any ABR Loan, the last day of each calendar month to occur while such ABR Loan is outstanding and the Termination Date and (b) as to any Eurocurrency Loan, the last day of the Interest Period with respect thereto and, in the case of a Eurocurrency Loan with an Interest Period of more than three (3) months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three (3) months’ duration after the first day of such Interest Period, and the Termination Date.

“Interest Period”: with respect to any Eurocurrency Loan:

(i)     initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurocurrency Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and

(ii)     thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurocurrency Loan and ending one (1), two (2), three (3) or six (6) months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto;

provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(1)     if any Interest Period pertaining to a Eurocurrency Loan would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(2)     any Interest Period pertaining to a Eurocurrency Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(3)     in no event shall any Interest Period end on a day subsequent to the Maturity Date.

“Investment Entity”: as to any Person, a corporation, limited liability company, partnership or other entity in which Kimco has a direct or indirect interest, but which is not a Subsidiary.

“IRS”: the United States Internal Revenue Service.

“Joint Bookrunners”: collectively, Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association.

“Joint Lead Arrangers”: collectively, Wells Fargo Securities, LLC, PNC Capital Markets LLC and U.S. Bank National Association.

“Kimco”: as defined in the introductory paragraph hereof.

“Lender Parent”: with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lender Party”: each of the Administrative Agent and the Lenders.

“Lenders”: as defined in the introductory paragraph hereof.

“Level I Status”: as defined in the definition of “Status” in this Section 1.1.

“Level II Status”: as defined in the definition of “Status” in this Section 1.1.

“Level III Status”: as defined in the definition of “Status” in this Section 1.1.

“Level IV Status”: as defined in the definition of “Status” in this Section 1.1.

“Level V Status”: as defined in the definition of “Status” in this Section 1.1.

“Level VI Status”: as defined in the definition of “Status” in this Section 1.1.

“LIBOR Screen Rate”: as defined in the definition of Eurocurrency Rate.

“Lien”: any mortgage, pledge, hypothecation, assignment (including any collateral assignment but excluding any assignment of an asset made in lieu of a sale thereof where the assignor is paid the fair market value of such asset by the assignee and the assignee assumes all of the rights and obligations attributable to ownership of such asset), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any Financing Lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Notes, each Subsidiary Guarantee (if any) and the Fee Letter, and any instrument or agreement waiving, amending, or supplementing any Loan Document.

“Loan Parties”: as of any applicable date of determination, (a) Kimco and (b) any Guarantor.

“Loans”: as defined in Section 2.2(a)(i).

“Major Acquisitions”: with respect to any applicable period, one or more acquisitions by Kimco or one of its Subsidiaries during such period of the Capital Stock and/or assets of another Person that (a) are otherwise permitted by this Agreement and the other Loan Documents and (b) involve the payment by Kimco or such Subsidiary of consideration (whether in the form of cash or non-cash consideration) in excess of $500,000,000 in the aggregate for all such acquisitions during such period.

“Material Adverse Effect”: a material adverse effect on (a) the business, operations, property or financial condition of Kimco and its Subsidiaries taken as a whole, (b) the ability of Kimco to perform its obligations under the Loan Documents or (c) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, defined or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maturity Date”: (i) April 1, 2021 or (ii) if the term of the Facility is extended pursuant to Section 10.9, the Extended Maturity Date; provided that references hereunder to the Maturity Date shall be to the Maturity Date specified in clause (i) unless and until extended in accordance with Section 10.9.

“Maturity Extension Notice”: as defined in Section 10.9.

“Moody’s”: Moody’s Investors Service, Inc.

“Multiemployer Plan”: a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Term Lender”: as defined in Section 10.8.

“New Term Loans”: as defined in Section 10.8.

“Non-Recourse Indebtedness”: Indebtedness the documentation with respect to which expressly provides that (a) the lender(s) thereunder (and any agent for such lender(s)) may not seek a money judgment against the Person issuing such Indebtedness or (b) recourse for payment in respect of such Indebtedness is limited to those assets or Capital Stock of the Person issuing such Indebtedness which secure such Indebtedness (except in the case of customary indemnities or customary potential recourse carve-outs contained in such documentation, provided that if a claim is made in connection with such indemnities or potential recourse carve-outs, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement); provided further that, notwithstanding the foregoing, any Indebtedness which would otherwise constitute Recourse Indebtedness (or which would not constitute Non-Recourse Indebtedness hereunder), shall be included as Non-Recourse Indebtedness for all purposes hereunder if and to the extent such Indebtedness is not recourse (either contractually or by operation of law) to Kimco (except in the case of customary indemnities or customary potential recourse carve-outs contained in the applicable documentation, provided that if a claim is made in connection with such indemnities or potential recourse carve-outs, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement).

“Notes”: the collective reference to the Term Loan Notes.

“NYFRB”: The Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received to the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligated Property Owner”: as defined in the definition of the term “Unencumbered Properties”.

“Obligations”: all obligations, liabilities and Indebtedness of every nature of the Borrower from time to time owing to any Lender or the Administrative Agent, under or in connection with this Agreement or any other Loan Document, in each case whether primary, secondary, direct, indirect, contingent, fixed or otherwise, including interest accruing at the rate provided in the applicable Loan Document on or after the commencement of any bankruptcy or insolvency proceeding, whether or not allowed or allowable; provided, however, that, for purposes of determining any obligations of any Guarantor, “Obligations” shall not include any Excluded Swap Obligations.

“Original Maturity Date”: as defined in Section 10.9.

“Other Connection Taxes”: with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement or the other Loan Documents, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes”: any present or future stamp, court, documentary, intangible, recording, filing, or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement or any other Loan Documents, except any such Taxes that are Excluded Taxes imposed with respect to an assignment (other than an assignment under Section 2.15).

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the Federal Reserve Bank of New York’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Ownership Percentage”: (a) in respect of a Wholly Owned Subsidiary, 100%, and (b) in respect of (i) any other Consolidated Entity (other than a Wholly Owned Subsidiary) or (ii) an Unconsolidated Entity, Kimco’s direct and indirect percentage interest in such entity determined in accordance with GAAP.

“Participant”: as defined in Section 10.6.

“Participant Register”: as defined in Section 10.6(c).

“Patriot Act”: as defined in Section 10.21.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

“Permitted Encumbrances”: (a) Liens imposed by law for taxes (i) that are not yet due and delinquent, or (ii) where (A) the validity or amount thereof is being contested in good faith by appropriate proceedings, (B) the Person responsible for such taxes is Kimco or a Wholly Owned Subsidiary and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (C) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days, except where (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) the Person responsible for the charges so secured is Kimco or a Wholly Owned Subsidiary and such Person has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (iii) the failure to make payment pending such contest could not reasonably be expected to have a Material Adverse Effect, (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, and (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Kimco or of any Wholly Owned Subsidiary that has any direct or indirect interest in any Unencumbered Property; provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Person”: an individual, partnership, limited liability company, corporation, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan which is covered by ERISA and in respect of which Kimco or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations”: 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“Prime Rate”: the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by the Administrative Agent as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Property”: real property owned by Kimco or any of the Entities, or in which Kimco or any of the Entities has a leasehold interest.

“Property Gross Revenues”: with respect to any Property, for any period, all gross income, revenues and consideration, of whatever form or nature, received by or paid to or for the account or benefit of the Person owning such Property, in each instance during such period, in connection with the ownership, operation, leasing and occupancy of such Property, including the following: (a) amounts earned under leases, including base rent, escalation, overage, additional, participation, percentage and similar rentals, late charges and interest payments and amounts received on account of maintenance or service charges, real estate taxes, assessments, utilities, air conditioning and heating, insurance premiums and other administrative, management, operating, leasing and maintenance expenses for such property, but excluding until earned security deposits, prepaid rents and other refundable receipts, (b) rents and receipts from licenses, concessions, vending machines and similar items, (c) parking fees and rentals, (d) other fees, charges or payments not denominated as rental of office, retail, storage, parking or other space in such Property, and (e) payments received as consideration, in whole or in part, for the cancellation, modification, extension or renewal of leases; but in any event excluding the proceeds of any financing or asset sales in respect of all or any portion of such Property.

“Property NOI”: with respect to any Property, for any period, an amount equal to the excess, if any, of (a) Property Gross Revenues in respect of such Property for such period over (b) Property Operating Expenses in respect of such Property for such period.

“Property Operating Expenses”: with respect to any Property, for any period, the sum of all expenses incurred during such period with respect to the ownership, operation, leasing and occupancy of such Property, including the following: (a) real estate taxes; (b) special assessments or similar charges paid during such period; (c) personal property taxes; (d) costs of utilities, air conditioning and heating; (e) maintenance and repair costs of a non-capital nature; (f) operating expenses and fees; (g) wages and salaries of on-site employees engaged in the operation and management of such Property, including employer’s social security taxes and other taxes, insurance benefits and the like, levied on or with respect to such wages or salaries; (h) premiums payable for insurance carried on or with respect to such Property; (i) advertising and promotion costs; (j) rental expense; and (k) in the case of any Property owned or operated by an Investment Entity, any obligation of Kimco or any of its Subsidiaries (contingent or otherwise) to contribute funds to such Investment Entity. The following shall be excluded from Property Operating Expenses: (1) foreign, U.S., state and local income taxes, franchise taxes or other taxes based on income, (2) depreciation, amortization and any other non-cash deduction for income tax purposes, (3) interest expenses of the Person owning such Property, (4) property management fees payable to Kimco or its Affiliates, and (5) any expenditures made for capital improvements and the cost of leasing commissions.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Jurisdiction”: at any time of determination, any jurisdiction in which Kimco or any of its Subsidiaries is doing business at such time the government of which jurisdiction is internationally recognized at such time, including by the United States Government.

“Recipient”: as applicable, (a) the Administrative Agent and (b) any Lender.

“Recourse Indebtedness”: any Indebtedness of any Person, (A) to the extent that Kimco is liable for direct claims for payment of such debt, or (B) to the extent that the payment of such debt is guaranteed by Kimco or that Kimco otherwise stands as a surety or accommodation party for such debt (provided that the amount of any such obligation shall be deemed, for the purpose of this definition, to be Kimco’s maximum reasonably anticipated liability in respect thereof as determined by Kimco in good faith), or (C) as to which a Lien securing such debt has been placed against any assets of Kimco (excluding from this clause (C) Non-Recourse Indebtedness of Kimco). (Any such Indebtedness shall not be treated as Recourse Indebtedness solely because of customary potential recourse carveouts contained in documentation, provided that if a claim is made in connection with such potential recourse carve-outs, such claim shall constitute Recourse Indebtedness for the purposes of this Agreement).

“Register”: as defined in Section 10.6.

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Related Parties”: as defined in Section 9.1.

“Relevant Governmental Body”: the Federal Reserve Board and/or the NYFRB, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty day notice period is waived under Sections .13, .14, .16, .18, .19 or .20 of PBGC Reg. § 2615.

“Representation and Warranty Date”: (a) the Effective Date, (b) the date of the making of any loan hereunder pursuant to an Incremental Commitment, and (c) in connection with any extension of the Maturity Date pursuant to Section 10.9 hereof, each applicable extension date (as defined in the definition of Extension Conditions) .

“Required Lenders”: at any time, the holders of at least 51% of the aggregate Commitments, or, if the Commitments have been terminated or the Loans have been borrowed, the aggregate unpaid principal amount of the Loans at such time. At all times when two or more Lenders (excluding Defaulting Lenders) are party to this Agreement, the term “Required Lenders” shall in no event mean less than two Lenders.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: with respect to any Person, the chief executive officer and the president of such Person or, with respect to financial matters, the chief financial officer or the treasurer of such Person.

“Revolving Credit Facility”: the revolving credit facility evidenced by the Amended and Restated Credit Agreement dated as of February 27, 2020 among Kimco, JPMorgan Chase Bank, N.A., as administrative agent, and the lenders party thereto.

“S&P”: S&P Global Ratings and any successor thereto.

“Sanctioned Country”: a country or territory which is the subject or target of Sanctions.

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state or Her Majesty’s Treasury of the United Kingdom, (b) any Person operating, organized or resident in a Sanctioned Country or(c) any Person controlled by any Person described in (a) or (b) .

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Single Employer Plan”: any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: with respect to any day, the secured overnight financing rate published for such day by the NYFRB, as the administrator of the benchmark (or a successor administrator), on the Federal Reserve Bank of New York’s Website.

“Solvent”: as to any Person, that, as of any date of determination, (a) the amount of the present fair saleable value of the assets of such Person will, as of such date, exceed the amount of all liabilities of such Person, contingent or otherwise, as of such date, as determined in accordance with applicable U.S. federal and state laws (or analogous applicable foreign laws) governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its existing or anticipated debts as such debts become absolute and matured, and (c) such Person will not have as of such date, an unreasonably small amount of capital with which to conduct its business.

“Status”: as to Kimco, the existence of Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status, as the case may be.

As used in this definition:

“Level I Status” exists at any date if, at such date, Kimco has a long-term senior unsecured debt rating of A or better by S&P and A2 or better by Moody’s.

“Level II Status” exists at any date if, at such date, Level I Status does not exist and Kimco has a long-term senior unsecured debt rating of A- or better by S&P and A3 or better by Moody’s;

“Level III Status” exists at any date if, at such date, neither Level I Status nor Level II Status exists and Kimco has a long-term senior unsecured debt rating of BBB+ or better by S&P and Baa1 or better by Moody’s;

“Level IV Status” exists at any date if, at such date, none of Level I Status, Level II Status or Level III Status exists and Kimco has a long-term senior unsecured debt rating of BBB or better by S&P and Baa2 or better by Moody’s;

“Level V Status” exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status or Level IV Status exists and Kimco has a long-term senior unsecured debt rating of BBB- or better by S&P and Baa3 or better by Moody’s; and

“Level VI Status” exists at any date if, at such date, none of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists;

provided that (i) in the event of a “split” rating, the Applicable Margin shall be based upon the higher of the two ratings, (ii) if Kimco, at its option, (A) obtains a debt rating from a third nationally-recognized rating agency (it being understood that Fitch, Inc. is a nationally-recognized rating agency), and (B) delivers a written notice to the Administrative Agent that it would like to include such debt rating for purposes of determining Status, then the Applicable Margin shall be based on (x) the highest rating, if the difference between the highest and second-highest ratings is one ratings category or (y) the average of the two highest ratings, if the difference between the highest and second-highest ratings is two or more ratings categories, and (iii) if S&P and/or Moody’s shall cease to issue ratings of debt securities of real estate investment trusts generally, then the Administrative Agent and Kimco shall negotiate in good faith to agree upon a substitute rating agency or agencies (and to correlate the system of ratings of such substitute rating agency with that of the rating agency for which it is substituting) and (a) until such substitute rating agency or agencies are agreed upon, Status shall be determined on the basis of the rating assigned by the other rating agency (or, if both S&P and Moody’s shall have so ceased to issue such ratings, on the basis of the Status in effect immediately prior thereto) and (b) after such substitute rating agency or agencies are agreed upon, Status shall be determined on the basis of the rating assigned by the other rating agency and such substitute rating agency or the two substitute rating agencies, as the case may be.

“Subsidiary”: as to any Person, a corporation, limited liability company, partnership or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, limited liability company, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of Kimco.

“Subsidiary Guarantee”: each guarantee, substantially in the form of Exhibit C, executed and delivered by a Subsidiary Guarantor, in accordance with the terms of this Agreement.

“Subsidiary Guarantor”: as defined in Section 10.10.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Kimco or any Affiliate thereof shall be a Swap Agreement.

“Swap Obligation”: with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Syndication Agents”: as defined in the introductory paragraph hereof.

“Taxes”: any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loan Note”: as defined in Section 2.2(b).

“Term SOFR”: the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Termination Date”: the date that is the earliest to occur of (a) the Maturity Date and (b) the date on which the Loans shall become due and payable hereunder by acceleration.

“Test Period”: a period of four (4) consecutive fiscal quarters of Kimco.

“Total Adjusted EBITDA”: for any Test Period, Total EBITDA for such period minus (without duplication) (i) replacement reserves of $0.15 per square foot of gross leasable area per annum, pro-rated for the applicable period, (ii) non-cash revenue and expense for such period attributable to straight-lining of rents, (iii) EBITDA for such period attributable to Unconsolidated Entities, (iv) income for such period from mezzanine and mortgage loan receivables, (v) dividend and interest income from marketable securities, (vi) EBITDA for such period attributable to Properties acquired within 24 months prior to the last day of such Test Period, and (vii) Kimco’s and its Affiliates’ management fee income and other income (excluding all items referred to in any other clause of this definition) for such period not attributable to Properties to the extent that such items referred to in this clause (vii), in the aggregate, exceed 15% of Total EBITDA.

“Total Adjusted Interest Expense”: actual interest expense (accrued, paid, capitalized, and reduced by forgiven accrued amounts) of Kimco and the Consolidated Entities but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of the Revolving Credit Facility, and (iv) prepayment penalties.

“Total Debt Service”: in respect of any Test Period, Total Adjusted Interest Expense plus scheduled principal debt amortization for Kimco and the Consolidated Entities on the aggregate principal amount of their respective Indebtedness (provided that there shall be excluded optional prepayments and balloon payments due at maturity, and non-cash interest expense with respect to convertible debt, and provided, further, that the amount of any scheduled principal debt amortization payment paid during such Test Period with respect to Indebtedness related to a property acquired during such Test Period or otherwise assumed in connection with an acquisition consummated during such Test Period shall be limited, for purposes of calculating Total Debt Service, in proportion to the fraction of such Test Period during which Kimco or another Consolidated Entity owned such property or had assumed such Indebtedness, as applicable), plus preferred stock dividends paid during such Test Period.

“Total EBITDA”: for any period, Adjusted Net Income of Kimco and the Consolidated Entities before any provision or benefit for income taxes, interest expense, depreciation, amortization, gains or losses on (i) sales of operating real estate and (ii) marketable securities, noncash impairment charges, acquisition costs, gains or losses on extraordinary items and gains or losses on early extinguishment of debt, plus, without duplication, EBITDA of Unconsolidated Entities.

“Total Indebtedness”: as of any date of determination, the principal amount of all Indebtedness of Kimco, of its Wholly Owned Subsidiaries and of any other Consolidated Entities, outstanding at such date.

“Total Priority Indebtedness”: as of any date of determination, the aggregate of (a) Indebtedness of Kimco or of any of the Consolidated Entities outstanding as of such date, secured by any asset of Kimco or the Consolidated Entities, and (b) all unsecured third party Indebtedness of the Consolidated Entities to Persons other than Kimco or any Consolidated Entity outstanding as of such date except to the extent that such unsecured third party Indebtedness is unconditionally and irrevocably guaranteed by Kimco.

“Total Unsecured Interest Expense”: actual interest expense (accrued, paid, or capitalized) on all Unsecured Debt of Kimco or any Consolidated Entity, but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of the Revolving Credit Facility and (iv) prepayment penalties.

“Transferee”: as defined in Section 10.7.

“Type”: as to any Loan, its nature as an ABR Loan or a Eurocurrency Loan.

“UK Financial Institution”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the Benchmark Replacement excluding the Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than 0.25%, the Unadjusted Benchmark Replacement will be deemed to be 0.25% for the purposes of this Agreement.

“Unconsolidated Entity”: as of any date of determination, a corporation, partnership, limited liability company, trust, joint venture, or other business entity in which Kimco, directly or indirectly through ownership of one or more intermediary entities, owns an equity interest but that is not required in accordance with GAAP to be consolidated with Kimco for financial reporting purposes (including, for the avoidance of doubt, (i) any entity in which the only investment by Kimco or any Affiliate thereof consists of preferred stock or securities of another entity having characteristics analogous to those of preferred stock, and (ii) any entity as to which Kimco (together with its Affiliates) does not have the power to direct the acquisition, financing, disposition and other major decisions regarding property owned by such entity).

“unencumbered”: with respect to any asset, as of any date of determination, the circumstance that such asset on such date (a) is not subject to any Liens or claims (including restrictions on transferability or assignability) of any kind (excluding Permitted Encumbrances), (b) is not subject to any agreement (including (i) any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset and (ii) if applicable, the organizational documents of any Entity) which prohibits or restricts in a material manner Kimco or any of the Entities from creating, incurring, assuming or suffering to exist any Lien upon, or conveying, selling, leasing, transferring or otherwise disposing of, any assets or Capital Stock of Kimco or any of the Entities (excluding any agreement which limits generally the amount of secured Indebtedness which may be incurred by Kimco and the Entities) and (c) is not subject to any agreement (including any agreement governing Indebtedness incurred in order to finance or refinance the acquisition of such asset) which entitles any Person to the benefit of any Lien (other than Permitted Encumbrances) on any assets or Capital Stock of Kimco or any of the Entities, or would entitle any Person to the benefit of any Lien (other than Permitted Encumbrances) on such assets or Capital Stock upon the occurrence of any contingency (other than pursuant to an “equal and ratable” clause contained in any agreement governing Indebtedness).

“Unencumbered Assets NOI”: for any period, Unencumbered Property NOI, plus (a) 75% of management fee revenues earned by Kimco and its Wholly Owned Subsidiaries in respect of properties owned by any Unconsolidated Entity, plus (b) the sum of dividend and interest income from unencumbered marketable securities and unencumbered mezzanine and mortgage loan receivables; provided that management fee revenues earned in respect of properties owned by any Unconsolidated Entity, dividend and interest income from unencumbered mezzanine loan receivables and Unencumbered Assets NOI attributable to assets located outside of the United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico shall not be taken into account to the extent the sum of all such items exceeds 30% of Unencumbered Assets NOI for the applicable period.

“Unencumbered Properties”: (a) Properties wholly owned by Kimco or by a Wholly Owned Subsidiary (or in which Kimco or a Wholly Owned Subsidiary has a leasehold interest to the extent eligible pursuant to clause (b) of the second sentence of the definition of the term “Unencumbered Property NOI”), as to which Kimco has control, which Properties are unencumbered (including freedom from restrictions, whether on the Property itself or the entity holding such Property, on pledging such Property or the stock, limited liability company interests, partnership interests, or other ownership interests of any Person having an ownership interest in such Property as collateral or selling such Property), and (b) other unencumbered Properties as to which Kimco or a Wholly Owned Subsidiary owns (directly or through the ownership of an interest in a Consolidated Entity) a majority of the equity interests or has a leasehold interest, as above, and has the power to direct acquisition, disposition, financing, and other major property decisions (which shall not include Properties owned by or through Unconsolidated Entities); provided that no such Property shall be treated as an Unencumbered Property at any time during which any Person (other than Kimco) having any direct or indirect ownership interest in such Property has any Indebtedness or has any obligation or liability, whether primary, secondary, direct, indirect, fixed, contingent, or otherwise (including as a guarantor or other surety or accommodation party, as the general partner of a partnership that has Recourse Indebtedness, under applicable law, or otherwise) in respect of any Indebtedness (an “Obligated Property Owner”), unless at such time each such Obligated Property Owner is a Wholly Owned Subsidiary of Kimco and a Subsidiary Guarantor pursuant to an effective Subsidiary Guarantee.

“Unencumbered Property NOI”: for any period, Property NOI for such period of Unencumbered Properties owned by Kimco or a Wholly Owned Subsidiary and the percentage equal to Kimco’s Ownership Percentage interest in the applicable Property of Property NOI for such period of other Unencumbered Properties, in each case net of (x) management fees of 3% of revenues and (y) replacement reserves of $0.15 per square foot per annum (pro-rated for the applicable Test Period) of gross leasable area, from Unencumbered Properties. For the purpose of determining Unencumbered Property NOI, (a) no property owned by any Unconsolidated Entity shall be included and (b) leasehold positions will be eligible if (i) with respect to the lease term, either (x) more than 25 years remains in such lease term or (y) such lease term is renewable in the sole discretion of Kimco for one or more successive periods aggregating (together with the remaining current lease term) more than 25 years so long as, in the case of this clause (y), periodic rent increases shall be at levels comparable to those that are customarily applicable to leases having initial terms in excess of 25 years, and (ii) such leasehold position is mortgageable and the terms of the lease include customary secured lender protections (including that (A) the lessor shall notify any holder of a security interest in such leasehold interest of the occurrence of any default by the lessee under such lease and shall afford such holder the right to cure such default, and (B) in the event that such lease is terminated, such holder shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated lease).

“United States”: the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Unrestricted Cash and Cash Equivalents”: as of any date of determination, the sum of (a) the dollar equivalent of the aggregate amount of Unrestricted cash then held by Kimco or any of the Consolidated Entities and (b) the dollar equivalent of the aggregate amount of Unrestricted Cash Equivalents (valued at the lower of cost and fair market value) then held by Kimco or any of the Consolidated Entities. As used in this definition, “Unrestricted” means, with respect to any asset, the circumstance that such asset is not subject to any Liens or claims of any kind in favor of any Person.

“Unsecured Debt”: all Indebtedness which is not secured by a Lien on any income, Capital Stock, property or asset; provided that Unsecured Debt shall not include any Indebtedness included in the calculation of Total Priority Indebtedness.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate”: as defined in Section 2.12(d)(ii)(D).

“Wells Fargo”: Wells Fargo Bank, National Association, and its successors and assigns.

“Wholly Owned Subsidiary”: any entity all of the capital stock of which and any and all equivalent ownership interests of which (other than directors’ qualifying shares required by law) are owned by Kimco directly or indirectly through one or more Wholly Owned Subsidiaries.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.2     Other Definitional Provisions; Interpretation.

(a)     Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in any other Loan Document or any certificate or other document made or delivered pursuant hereto or thereto.

(b)     Without limiting Section 1.3, as used herein and in any other Loan Document, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to Kimco and its Subsidiaries not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP.

(c)     The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Article, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)     Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(f)     The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.

(g)     The word “will” shall be construed to have the same meaning and effect as the word “shall”.

(h)     Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, and (iii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.3     Accounting Terms; GAAP.

Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Kimco notifies the Administrative Agent that Kimco requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies Kimco that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective (and the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such provision to preserve the original intent thereof in light of such change in GAAP) until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the audited consolidated financial statements of Kimco for the fiscal year December 31, 2015 for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the requisite parties hereto shall enter into a mutually acceptable amendment addressing such changes.

SECTION 1.4     [Reserved].

SECTION 1.5     Interest Rates; LIBOR Notification. The interest rate on Eurocurrency Loans is determined by reference to the Eurocurrency Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on Eurocurrency Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. Upon the occurrence of a Benchmark Transition Event or an Early Opt-In Election, Section 2.8(c) provides a mechanism for determining an alternative rate of interest. The Administrative Agent will promptly notify Kimco, pursuant to Section 2.8(e), of any change to the reference rate upon which the interest rate on Eurocurrency Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “Eurocurrency Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation, (i) any such alternative, successor or replacement rate implemented pursuant to Section 2.8(c), whether upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, and (ii) the implementation of any Benchmark Replacement Conforming Changes pursuant to Section 2.8(d)), including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the Eurocurrency Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

SECTION 1.6     [Reserved].

SECTION 1.7     Divisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE LOANS

SECTION 2.1     [Reserved].

SECTION 2.2     Loans; Etc.

(a)     Commitments.

(i)     Subject to the terms and conditions hereof, each Lender severally agrees to make a term loan (“Loans”) to the Borrower in Dollars on the Effective Date in the amount requested by the Borrower, which shall not exceed such Lender’s Commitment.

(ii)     Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders in accordance with their respective Applicable Percentages of the Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(iii)     Subject to Section 2.8 and Section 2.10, Loans may from time to time be Eurocurrency Loans or ABR Loans or a combination thereof, as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2(d) and 2.4. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement; provided, further, that each applicable Lender shall at all times comply with the requirements of this Agreement in respect thereto, including Section 2.12, and no Lender shall make any such election if and to the extent the same would cause the Borrower to increase its payment obligations hereunder.

(b)     Notes. The Loans made by each Lender shall be evidenced by a promissory note executed and delivered by the Borrower at the request of such Lender, substantially in the form of Exhibit B, with appropriate insertions as to payee and date (a “Term Loan Note”), payable to the order of such Lender in a principal amount equal to the aggregate unpaid principal amount of all Loans made by such Lender. Each Lender is hereby authorized to record, as applicable, the date, Type and amount of each Loan made by such Lender, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto, on the schedule (including any continuation thereof) annexed to and constituting a part of its Term Loan Note and any such recordation shall constitute prima facie evidence of the accuracy of the information so recorded; provided that the failure by any Lender to make any such recordation or any error in such recordation shall not affect the obligations of the Borrower under this Agreement or the Notes.

(c)     Repayment of Loans. The Borrower shall repay all then outstanding Loans made to the Borrower on the Termination Date to the Administrative Agent for the account of each Lender in Dollars.

(d)     Procedure for Borrowing Loans. The Borrower may borrow Loans on the Effective Date (if a Business Day), provided that the Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, (i) three (3) Business Days prior to the requested Borrowing Date, if all or any part of the requested Loans are to be initially Eurocurrency Loans or (ii) on the Business Day which is the requested Borrowing Date, if the requested Loans are to be initially ABR Loans), specifying (A) the aggregate amount to be borrowed, (B) the requested Borrowing Date, (C) whether the Borrowing is to be of Eurocurrency Loans or ABR Loans or a combination thereof, and (D) if the borrowing is to be entirely or partly of Eurocurrency Loans the respective amounts of each such Type of Loan and the respective lengths of the initial Interest Periods therefor. Upon receipt of any such notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each such borrowing available to the Administrative Agent for the account of the Borrower at the office of the Administrative Agent specified in Section 10.2 prior to 1:00 P.M., New York City time on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. Such borrowing will then be made available to the Borrower by the Administrative Agent crediting the account of the Borrower on the books of such office with the aggregate of the amounts made available to the Administrative Agent by the Lenders and in like funds as received by the Administrative Agent. The Borrower hereby authorizes the Administrative Agent to disburse the proceeds of any Loan made by the Lenders as requested by a Responsible Officer of the Borrower to any of the accounts designated in the Disbursement Instruction Agreement.

(e)     Tranches. Notwithstanding anything to the contrary in this Agreement, the Borrowing, prepayments, conversions and continuations of Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, there shall be no more than four (4) Eurocurrency Tranches outstanding at any one time.

(f)     Termination of Commitments. Any and all unused Commitments shall automatically terminate on the earlier of (i) the funding of the Loans pursuant to Section 2.2 on the Effective Date and (ii) 5:00 p.m. New York City time on the Effective Date.

SECTION 2.3     Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans (subject, in the case of Eurocurrency Loans to compliance with the terms of Section 2.2(e) and Section 2.13), in whole or in part, without premium or penalty, upon notice to the Administrative Agent, specifying the date and amount of prepayment and whether the prepayment is of Eurocurrency Loans, ABR Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Any such notice may state that it is conditioned upon the occurrence or non-occurrence of any event specified therein, in which case such notice may be revoked by the Borrower (by written notice to the Administrative Agent on or before the specified date of prepayment) if such condition is not satisfied. Upon receipt of any notice of prepayment, the Administrative Agent shall promptly notify each Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with any amounts payable pursuant to Section 2.13. Subject to Section 2.2(e), partial prepayments shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof (or, if less, the aggregate outstanding principal amount of the Loans). Any Loans that are prepaid may not be reborrowed.

SECTION 2.4     Conversion and Continuation Options.

(a)     The Borrower may elect from time to time to convert Eurocurrency Loans to ABR Loans by giving the Administrative Agent at least two (2) Business Days’ prior irrevocable notice of such election; provided that any such conversion of Eurocurrency Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert ABR Loans to Eurocurrency Loans by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable notice of such election. Any such notice of conversion to Eurocurrency Loans shall specify the length of the initial Interest Period or Interest Periods therefor. Upon receipt of any such notice the Administrative Agent shall promptly notify each Lender thereof. All or any part of the outstanding Eurocurrency Loans and ABR Loans may be converted as provided herein; provided that (i) no Loan may be converted into a Eurocurrency Loan when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion that such a conversion is not appropriate, (ii) any such conversion may only be made if, after giving effect thereto, Section 2.2(e) would not be contravened, and (iii) no Loan may be converted into a Eurocurrency Loan after the date that is one (1) month prior to the Maturity Date.

(b)     Any Eurocurrency Loans may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurocurrency Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion that such a continuation is not appropriate, (ii) if, after giving effect thereto, Section 2.2(e) would be contravened, or (iii) after the date that is one month prior to the Maturity Date, and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to ABR Loans on the last day of such then expiring Interest Period. Upon receipt of any notice pursuant to this Section 2.4(b), the Administrative Agent shall promptly notify each Lender thereof.

SECTION 2.5     Fees. Kimco shall pay to parties to the Fee Letter, for their respective own accounts (as applicable), and, to the extent mutually agreed upon by such parties, for the account of the Lenders, the fees in the amounts and on the dates previously agreed to in writing by Kimco pursuant to the Fee Letter.

SECTION 2.6     Interest Rates and Payment Dates.

(a)     Each Loan shall bear interest (i) if a Eurocurrency Loan, for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurocurrency Rate determined for such day plus the Applicable Margin and (ii) if an ABR Loan, at a rate per annum equal to the ABR plus the Applicable Margin.

(b)     If all or a portion of (i) the principal amount of any Loan (ii) any interest payable thereon or (iii) any fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum which is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section 2.6 plus 2% or (y) in the case of any overdue interest, fee or other amount, the rate described in Section 2.6(a)(ii) plus 2%, in each case from the date of such non-payment to the date on which such amount is paid in full (as well after as before judgment).

(c)     Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to Section 2.6(b) shall be payable from time to time on demand.

SECTION 2.7     Computation of Interest and Fees.

(a)     Interest (other than interest calculated on the basis of the Prime Rate) shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest calculated on the basis of the Prime Rate shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of each determination of a Eurocurrency Rate. Any change in the interest rate on a Loan resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the Lenders of the effective date and the amount of each such change in interest rate.

(b)     Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate with respect to any Eurocurrency Loan.

SECTION 2.8     Market Disruption and Alternate Rate of Interest.

(a)     [Reserved].

(b)     If prior to the first day of any Interest Period for a Eurocurrency Loan:

(i)     the Administrative Agent determines (which determination shall be conclusive and binding upon the Borrower) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for the applicable Interest Period (including because the LIBOR Screen Rate is not available or published on a current basis); provided that no Benchmark Transition Event shall have occurred at such time; or

(ii)     the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for the applicable Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the Lenders as soon as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (A) any interest election request pursuant to Section 2.4 that requests continuation of (or conversion to) any Eurocurrency Loan for such applicable Interest Period shall be ineffective, and (B) such Borrowing shall be made as an ABR Loan. The Administrative Agent shall not make a determination described in Section 2.8(b)(i), and no Lender shall advise the Administrative Agent as described in Section 2.8(b)(ii) unless the Administrative Agent or such Lender, as applicable, is then generally making similar determinations or delivering similar advice, in each case, under other credit facilities to which it is a party with borrowers or account parties that are similarly situated to and of similar creditworthiness to the Borrower.

(c)     Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the Eurocurrency Rate with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m., New York City time, on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower, so long as the Administrative Agent has not received, by such time, written notice of objection to such proposed amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders accept such amendment. No replacement of Eurocurrency Rate with a Benchmark Replacement pursuant to this Section 2.8 will occur prior to the applicable Benchmark Transition Start Date.

(d)     In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement.

(e)     The Administrative Agent will promptly notify the Borrower and the Lenders of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or Lenders pursuant to this Section 2.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.8.

(f)     Upon Kimco’s receipt of notice of the commencement of a Benchmark Unavailability Period, (A) any interest election request pursuant to Section 2.4 that requests continuation of (or conversion to) any Eurocurrency Loan for such applicable Interest Period shall be ineffective and the Borrower will be deemed to have converted any such request into a request for a conversion to ABR Loans and (B) all Eurocurrency Loans shall be converted to ABR Loans at the end of their then-continuing Interest Periods, and from and after the end of such Interest Periods and for the duration of the Benchmark Unavailability Period, all Loans shall be ABR Loans. During any Benchmark Unavailability Period, the component of the ABR based upon LIBOR will not be used in any determination of ABR.

(g)     Notwithstanding the foregoing provisions of this Section 2.8 or anything in any Loan Document to the contrary, any Benchmark Replacement and Benchmark Replacement Adjustment agreed upon by the Administrative Agent and the Borrower and any Benchmark Replacement Conforming Changes shall be on terms no less favorable to the Borrower than corresponding terms in credit facilities to which Wells Fargo Bank, National Association serves as administrative agent with borrowers similarly situated to and of similar creditworthiness to the Borrower, in general, but not necessarily all such credit facilities with respect to which Wells Fargo Bank, National Association serves as administrative agent; provided, further, that nothing in this clause (g) shall obligate the Administrative Agent to disclose any information regarding other borrowers or facilities.

SECTION 2.9     Pro Rata Treatment and Payments.

(a)     Each borrowing by the Borrower of Loans and each payment by the Borrower on account of any fees hereunder, as applicable, shall be made pro rata according to the respective Applicable Percentages of the Lenders. Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Loans shall be made pro rata according to the respective outstanding principal amounts of Loans then held by the Lenders. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties. All payments (including prepayments) to be made by the Borrower hereunder and under the Notes, whether on account of principal, interest, fees or otherwise, shall be made in Dollars without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time on the due date thereof to the Administrative Agent, for the account of the applicable Lenders, at the Administrative Agent’s office specified in Section 10.2 in immediately available funds. It is understood that, if any payment of principal is made on any day in accordance with the preceding sentence, no interest shall accrue on such day in respect of such principal. The Administrative Agent shall distribute such payments to the applicable Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on Eurocurrency Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day (and, with respect to any such payments of principal, interest thereon shall be payable at the then applicable rate during such extension) unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day.

(b)     Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this Section 2.9(b) shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to the rate per annum applicable to such Borrowing, on demand, from the Borrower.

SECTION 2.10     Illegality.

Notwithstanding any other provision herein, if the adoption of or any Change in Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurocurrency Loans, to continue Eurocurrency Loans as such, or to convert ABR Loans to Eurocurrency Loans shall forthwith be cancelled and (b) such Lender’s Loans then outstanding as Eurocurrency Loans, if any, shall be converted automatically to ABR Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurocurrency Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.13.

SECTION 2.11     Requirements of Law.

(a)     If any Change in Law:

(i)     shall impose, modify or hold applicable any reserve (except to the extent that such reserve is included in the Eurocurrency Rate), special deposit, liquidity, compulsory loan, insurance charge, or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any relevant office of such Lender which is not otherwise included in the determination of the Eurocurrency Rate;

(ii)     shall impose on such Lender any other condition, cost or expense affecting this Agreement (other than Taxes); or

(iii)     subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (x) Indemnified Taxes and (y) Excluded Taxes);

and the result of any of the foregoing is to increase the cost to such Lender or such other Recipient, by an amount which such Lender or such other Recipient, as the case may be, deems to be material, of making, converting into, continuing or maintaining Eurocurrency Loans or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender or such other Recipient, upon its demand, any additional amounts necessary to compensate such Lender or such other Recipient, as the case may be, for such increased cost or reduced amount receivable with respect to the Loans, this Agreement or the Commitments generally. If any Lender or any other Recipient becomes entitled to claim any additional amounts pursuant to this Section 2.11(a), it shall promptly notify the Borrower, through the Administrative Agent, of the event by reason of which it has become so entitled, provided that such amounts shall be no greater than amounts that such Lender or such other Recipient is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(b)     If any Lender shall have determined that the application of any Requirement of Law or any Change in Law regarding capital adequacy or liquidity or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority does or shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital or liquidity as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such application or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy and liquidity and such Lender’s treatment of its Commitments and Loans for internal purposes as of the date on which it became a party hereto) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor (setting forth in reasonable detail the basis for such request), the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such corporation, as the case may be, for such reduction with respect to the Loans, this Agreement or the Commitments generally; provided that such amounts shall be no greater than amounts that such Lender is generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(c)     [Reserved]

(d)     A certificate as to any additional amounts payable pursuant to this Section 2.11 submitted by any Lender, through the Administrative Agent, to the Borrower shall be conclusive in the absence of manifest error. The agreements in this Section 2.11 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder (the date on which all of the foregoing shall have occurred, the “Final Date”), until the first anniversary of the Final Date. Notwithstanding anything contained in this Section 2.11, the Borrower shall not be obligated to pay any greater amounts than such Lender(s) is (are) generally charging other borrowers or account parties similarly situated to and of similar creditworthiness to the Borrower.

(e)     For the avoidance of doubt, this Section 2.11 (i) shall not entitle any Recipient to compensation in respect of any Excluded Taxes, (ii) shall not apply to (A) Indemnified Taxes imposed on payments by or on account of any obligations of the Borrower hereunder or under any Loan Document or (B) Other Taxes, it being understood that such Indemnified Taxes and Other Taxes shall be governed exclusively by Section 2.12, and (iii) shall not relieve any Lender of any obligation pursuant to Section 2.12.

SECTION 2.12     Taxes.

(a)     All payments made by any Loan Party under this Agreement and the Notes shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by any Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made. Each Loan Party shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(b)     Indemnification by each Loan Party. Without duplication of any payments made pursuant to Section 2.12(a), each Loan Party shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are directly paid or payable by such Recipient or required to be withheld or deducted from a payment to such Recipient in connection with this Agreement and the other Loan Documents (including amounts paid or payable under this Section 2.12(b)) and any reasonable expenses arising therefrom or with respect thereto. The indemnity under this Section 2.12(b) shall be paid within 10 days after the Recipient delivers to the applicable Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(c)     Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that the applicable Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Party to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with this Agreement and the other Loan Documents and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.12(c) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(d)     Status of Lenders.

(i)     Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement and the other Loan Documents shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.12(d)(ii)(A) through (E) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.12(d). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii)     Without limiting the generality of the foregoing, if the Borrower or Loan Party (or, if the Borrower or Loan Party is disregarded as an entity separate from its owner for U.S. federal income tax purposes, its sole owner) is a U.S. Person, any Lender (or if such Lender is disregarded as an entity separate from its owner for U.S. Federal income tax purposes, its sole owner) with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent (in such number of copies reasonably requested by the Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A)     IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)     (1) with respect to payments of interest under this Agreement and the other Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement and the other Loan Documents, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C)     IRS Form W-8ECI;

(D)     (1) IRS Form W-8BEN or IRS Form W-8BEN-E and (2) a certificate substantially in the form of Exhibit H (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;

(E)     (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this subsection (d)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or

(F)     any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable the Borrower or Loan Party or the Administrative Agent to determine the amount of Tax (if any) required by law to be withheld.

(iii)     If a payment made to a Lender under this Agreement and the other Loan Documents would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.12(d)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(e)     Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified pursuant to this Section 2.12 (including by the payment of additional amounts pursuant to this Section 2.12), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.12 with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.12(e) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.12(e), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.12(e) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(f)     Survival. Each party’s obligation under this Section 2.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement, and the payment of the Loans, and all other amounts payable hereunder.

SECTION 2.13     Indemnity.

The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense (including post-judgment expenses) which such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of Eurocurrency Loans or in the conversion into or continuation of Eurocurrency Loans after the Borrower has given a notice requesting or accepting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (c) the making of a prepayment or conversion of Eurocurrency Loans on a day which is not the last day of an Interest Period with respect thereto. Such indemnification may, at the option of any Lender, include an amount equal to the excess, if any, of (i) the amount of interest which would have accrued on the amount so prepaid or converted, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of the relevant Interest Period (or proposed Interest Period), in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin) over (ii) the amount of interest (as reasonably determined by such Lender) which would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurocurrency market or other relevant market. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder, until the first anniversary of the Final Date.

SECTION 2.14     Change of Lending Office.

Each Lender and each Transferee agrees that, upon the occurrence of any event giving rise to the operation of Section 2.10, 2.11 or 2.12 with respect to such Lender or Transferee, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender or Transferee) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided that such designation is made on terms that, in the sole judgment of such Lender or Transferee, cause such Lender or Transferee and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section 2.14 shall affect or postpone any of the obligations of the Borrower or the rights of any Lender or Transferee pursuant to Sections 2.10, 2.11 and 2.12.

SECTION 2.15     Replacement of Lenders under Certain Circumstances.

Kimco shall be permitted to replace any Lender which (a) requests reimbursement for amounts owing pursuant to Section 2.11 or 2.12, (b) is affected in the manner described in Section 2.10 and as a result thereof any of the actions described in Section 2.10 is required to be taken, (c) becomes a Defaulting Lender, or (d) does not consent to any amendment, waiver, supplement or modification to any Loan Document for which the consent of the Required Lenders has been obtained but that requires the consent of additional Lenders pursuant to any Loan Document, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts owing to such replaced Lender prior to the date of replacement, (iv) the Borrower shall be liable to such replaced Lender under Section 2.13 if any Eurocurrency Loan owing to such replaced Lender shall be prepaid (or purchased) other than on the last day of the Interest Period relating thereto, (v) the replacement bank or institution, if not already a Lender, and the terms and conditions of such replacement, shall be satisfactory to the Administrative Agent, (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 10.6 (provided that Kimco shall be obligated to pay the registration and processing fee referred to therein), (vii) the replaced Lender shall (except as provided in the following clause (ix)) be released from its obligations under this Agreement, (viii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.11 or 2.12, as the case may be, and (ix) any such replacement shall not be deemed to be a waiver of any rights which the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender if it defaulted in its obligation to make Loans hereunder.

SECTION 2.16     [Reserved].

SECTION 2.17     Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)     the Commitment and Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby; and

(b)     any amount payable by the Borrower to a Defaulting Lender under this Agreement (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender when paid by the Borrower, and in satisfaction of any such payment obligation, be retained by the Administrative Agent in a segregated account and, subject to any requirements of applicable law, be applied at such time or times as may be determined by the Administrative Agent in its discretion (i) first, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (ii) second, if so determined by the Administrative Agent and Kimco, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (iii) third, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (iv) fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document, (v) fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document, and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a prepayment of the principal amount of any Loans which a Defaulting Lender has not funded, such payment shall be applied solely to prepay the Loans of all non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans of any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 2.17 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

In the event that the Administrative Agent and the Borrower each agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender (provided that the consent of the Borrower shall not be required if an Event of Default has occurred and is continuing at such time), then the Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

ARTICLE III

[RESERVED]

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make or maintain the Loans, Kimco hereby represents and warrants, on the Effective Date and on each other Representation and Warranty Date, as to itself only, and not as to any other Loan Party, to the Administrative Agent and each Lender that:

SECTION 4.1     Financial Condition.

The consolidated balance sheet of Kimco and its subsidiaries as at December 31, 2018 and December 31, 2019 and the related consolidated statements of income and of cash flows for the respective fiscal years ended on such dates, reported on by PricewaterhouseCoopers, LLP, copies of which have heretofore been furnished to the Lenders, are complete and correct and present fairly the consolidated financial condition of Kimco and its subsidiaries as at such dates, as applicable and the consolidated results of their operations and their consolidated cash flows for the applicable fiscal year then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved. Except as set forth on Schedule 4.1, neither Kimco nor any of the Consolidated Entities has, at the Effective Date, any material Indebtedness, Guarantee Obligation, contingent liability or liability for taxes, or any unusual forward or long-term commitment, including any interest rate or foreign currency swap or exchange transaction, which is not reflected in the foregoing statements or in the notes thereto. Except as set forth on Schedule 4.1, during the period from December 31, 2019 to and including the Effective Date there has been no sale, transfer or other disposition by Kimco or any of the Consolidated Entities of any material part of its business or property and no purchase or other acquisition of any business or property (including any capital stock of any other Person) material in relation to the consolidated financial condition of Kimco and the Consolidated Entities at December 31, 2019.

SECTION 4.2     No Change.

Since December 31, 2019, there has been no development or event nor any prospective development or event, which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 4.3     Corporate Existence; Compliance with Law.

(a)     Kimco (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, except to the extent the failure to be so qualified and in good standing could not, in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iv) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b)     Each Subsidiary (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate (or limited partnership or limited liability company or other form of organization, as applicable) power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (iii) is duly qualified as a foreign corporation (or limited partnership or limited liability company or other form of organization, as applicable) and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification, and (iv) is in compliance with all Requirements of Law except, in the case of clauses (i), (ii), (iii) or (iv) above, as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 4.4     Corporate Power; Authorization; Enforceable Obligations.

Each applicable Loan Party has the corporate (or limited partnership or limited liability company or other form of organization, as applicable) power and authority, and the legal right, to make, deliver and perform each Loan Document to which it is a party and, in the case of the Borrower, to borrow hereunder, and each applicable Loan Party has taken all necessary corporate (or limited partnership or limited liability company or other form of organization, as applicable) action to authorize the execution, delivery and performance of each Loan Document to which it is a party and, in the case of the Borrower, the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of any Loan Document. Each Loan Document has been duly executed and delivered on behalf of each applicable Loan Party party thereto. Each Loan Document constitutes a legal, valid and binding obligation of each applicable Loan Party party thereto enforceable against each such Loan Party in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally and by general equitable principles (whether sought by proceedings in equity or at law).

SECTION 4.5     No Legal Bar.

(a)     The execution, delivery and performance of the Loan Documents and the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of Kimco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except, in each case, where the same could not reasonably be expected to have a Material Adverse Effect.

(b)     The execution, delivery and performance of the Loan Documents and the Borrowings hereunder and the use of the proceeds thereof will not violate any Requirement of Law or any Contractual Obligation of the applicable Loan Party other than Kimco and will not result in, or require, the creation or imposition of any Lien on any of its properties or revenues pursuant to any such Requirement of Law or Contractual Obligation, except, in each of the foregoing cases, where the same could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.6     No Material Litigation.

No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the actual knowledge of Kimco, threatened in writing by or against Kimco or any of its Subsidiaries or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

SECTION 4.7     No Default.

Neither Kimco nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect which could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

SECTION 4.8     Ownership of Property.

Each of Kimco and its Subsidiaries has good record title in fee simple to, or a valid leasehold interest in, all of its material real property, and good title to all of its other material property, except, in each case, where failure to do so could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.9     Intellectual Property.

Kimco and each of its Subsidiaries owns, or is licensed to use, all trademarks, trade names, copyrights, technology, know-how and processes (“Intellectual Property”) necessary for the conduct of its business as currently conducted except for those the failure to own or license which could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does Kimco know of any valid basis for any such claim, except, in each case, for any claim that could not reasonably be expected to have a Material Adverse Effect. The use of such Intellectual Property by Kimco and its Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 4.10     No Burdensome Restrictions; Disclosure.

No Requirement of Law or Contractual Obligation of Kimco or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect. No written information, other than financial projections and information of a general economic or industry nature, furnished by Kimco or by any of its representatives on Kimco’s behalf to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished), when furnished and when taken as a whole, contained any untrue statement of material fact or omitted to state any material fact necessary to make the statements therein, taken as a whole, not materially misleading in the light of the circumstances under which they were made; provided that, with respect to financial projections made available by Kimco or by any of its representatives on Kimco’s behalf to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder, Kimco represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time when made, it being understood and agreed that projections are by their nature inherently uncertain and are not a guarantee of financial performance, that actual results may differ from projections and that such differences may be material.

SECTION 4.11     Taxes.

Each of Kimco and its Subsidiaries has filed or caused to be filed all tax returns which, to the actual knowledge of Kimco, are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its property and all other taxes, fees or other charges imposed on it or any of its property by any Governmental Authority (other than (a) any taxes, fees, or other charges the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Kimco or its Subsidiaries, as the case may be or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect); no tax Lien has been filed, and, to the actual knowledge of Kimco, no claim is being asserted, with respect to any such tax, fee or other charge.

SECTION 4.12     Federal Regulations.

No part of the proceeds of any Loan will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect or for any purpose which violates the provisions of the Regulations of the Board. If requested by the Administrative Agent, the Borrower will furnish to the Administrative Agent a statement to the foregoing effect in conformity with the requirements of FR Form U-1 referred to in said Regulation U.

SECTION 4.13     ERISA.

No Reportable Event has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. The present value of all accrued benefits under each Single Employer Plan maintained by Kimco or any Commonly Controlled Entity (based on those assumptions used to fund the Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan, and neither the Borrower nor any Commonly Controlled Entity would become subject to any liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent. The present value (determined using actuarial and other assumptions which are reasonable in respect of the benefits provided and the employees participating) of the liability of the Borrower and each Commonly Controlled Entity for post-retirement benefits to be provided to their current and former employees under Plans which are welfare benefit plans (as defined in Section 3(1) of ERISA) equals or exceeds the assets under all such Plans allocable to such benefits.

SECTION 4.14     Investment Company Act.

No Borrower is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 4.15     Anti-Corruption Laws and Sanctions.

Neither the Borrower nor any Wholly Owned Subsidiary, nor any director or senior officer of the Borrower, nor, to the actual knowledge of Kimco, any director or senior officer of any Wholly Owned Subsidiary, is the subject of Sanctions or a Sanctioned Person. No part of the proceeds of the Loans shall be used by the Borrower in violation of Anti-Corruption Laws or applicable Sanctions. Each of the Borrower and each Wholly Owned Subsidiary is in compliance, in all material respects, with the Patriot Act, Anti-Corruption Laws, and applicable Sanctions.

SECTION 4.16     Purpose.

The proceeds of the Loans on and after the Effective Date shall be used by the Borrower for general corporate purposes.

SECTION 4.17     Environmental Matters.

Each of the following representations and warranties is true and correct on and as of the Effective Date except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     To the best knowledge of Kimco, the Properties do not contain, and have not previously contained, any Materials of Environmental Concern in amounts or concentrations which constitute or constituted a violation of, or could reasonably give rise to liability under, Environmental Laws.

(b)     To the best knowledge of Kimco, the Properties and all operations at the Properties are in compliance, and have in the last two years been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about the Properties, or violation of any Environmental Law with respect to the Properties.

(c)     Neither Kimco nor any of its Subsidiaries has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Properties, nor does Kimco have knowledge or reason to believe that any such notice will be received.

(d)     To the best knowledge of Kimco, Materials of Environmental Concern have not been transported or disposed of from the Properties in violation of, or in a manner or to a location which could reasonably give rise to liability under, Environmental Laws, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws.

(e)     No judicial proceeding or governmental or administrative action is pending, or, to the knowledge of Kimco, threatened in writing, under any Environmental Law to which Kimco or any of its Subsidiaries is or, to the actual knowledge of Kimco, will be named as a party with respect to the Properties, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative of judicial requirements outstanding under any Environmental Law with respect to the Properties.

(f)     To the best knowledge of Kimco, there has been no release or threat of release of Materials of Environmental Concern at or from the Properties, or arising from or related to the operations of Kimco and its Subsidiaries in connection with the Properties in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

SECTION 4.18     Insurance.

Kimco and each Subsidiary maintains with insurance companies rated at least A- by A.M. Best & Co., with premiums at all times currently paid, insurance upon fixed assets and inventories, including public liability insurance, fire and all other risks insured against by extended coverage, fidelity bond coverage, business interruption insurance, and all insurance required by law, all in form and amounts required by law and customary to the respective natures of their businesses and properties, except in cases where failure to maintain such insurance will not have a Material Adverse Effect.

SECTION 4.19     Condition of Properties.

Each of the following representations and warranties is true and correct except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct, in the aggregate, could not reasonably be expected to have a Material Adverse Effect:

(a)     All of the improvements located on the Properties and the use of said improvements comply and shall continue to comply in all material respects with all applicable zoning resolutions, building codes, subdivision and other similar applicable laws, rules and regulations and are covered by existing valid certificates of occupancy and all other certificates and permits required by applicable laws, rules, regulations and ordinances or in connection with the use, occupancy and operation thereof.

(b)     No material portion of any of the Properties, nor any improvements located on said Properties that are material to the operation, use or value thereof, have been damaged in any respect as a result of any fire, explosion, accident, flood or other casualty.

(c)     No condemnation or eminent domain proceeding has been commenced or to the knowledge of Kimco is about to be commenced against any portion of any of the Properties, or any improvements located thereon that are material to the operation, use or value of said Properties except as set forth and described in Schedule 4.19.

(d)     No notices of violation of any federal, state or local law or ordinance or order or requirement have been issued with respect to any Properties.

SECTION 4.20     [Reserved].

SECTION 4.21     REIT Status.

Kimco is an equity-oriented real estate investment trust under Sections 856 through 860 of the Code.

SECTION 4.22     Solvency.

On the Effective Date (after giving effect to the making of the Loans on the Effective Date), the Borrower is Solvent.

SECTION 4.23     Affected Financial Institutions           No Loan Party is an Affected Financial Institution.

ARTICLE V

CONDITIONS

SECTION 5.1     Conditions to Effectiveness / Effective Date.

The effectiveness of this Agreement and the availability of the Facility hereunder, is subject to the satisfaction of the following conditions (or the waiver of such conditions in accordance with Section 10.1):

(a)     Credit Agreement. The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronically signed signature page of this Agreement in accordance with Section 10.12, followed by originals) that such party has signed a counterpart of this Agreement.

(b)     No Material Adverse Effect. There shall not have occurred or become known to the Lenders or the Joint Lead Arrangers any Material Adverse Effect since December 31, 2019.

(c)     Representations and Warranties. Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the Effective Date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects as of the Effective Date.

(d)     Financial Statements. The Lenders shall have received (i) unqualified audited consolidated financial statements of Kimco for the fiscal years ended December 31, 2018 and December 31, 2019, and (ii) unaudited interim consolidated financial statements of Kimco for each quarterly period (other than the fourth quarter of any fiscal year) ended both (x) subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this paragraph and (y) at least 45 days prior to the Effective Date, in each case prepared in accordance with GAAP.

(e)     Disbursement Instruction Agreement. The Administrative Agent shall have received a Disbursement Instruction Agreement, in substantially the form of Exhibit G hereto, addressed to the Administrative Agent and signed by a Responsible Officer of the Borrower, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(f)     [Reserved].

(g)     Legal Opinion. The Administrative Agent shall have received, with a counterpart for the Administrative Agent, each Lender, the executed legal opinions of Venable LLP and Wachtell, Lipton, Rosen & Katz, counsel to the Loan Parties, each in form and substance satisfactory to the Administrative Agent. The Borrower hereby request such counsel to deliver such opinion.

(h)     Notes. The Administrative Agent shall have received from the Borrower a signed Term Loan Note for the account of each Lender that notified the Administrative Agent and Kimco of its request for Notes at least two (2) Business Days prior to the Effective Date.

(i)     Closing Certificates. The Administrative Agent shall have received a certificate from a Responsible Officer of Kimco, dated the Effective Date, substantially in the form of Exhibit E, (i) in the case of Kimco, confirming compliance with the conditions specified in this Section 5.1 and, (ii) in each case, certifying, among other things, as to the names and offices of the Persons authorized to sign the Loan Documents to be delivered pursuant to the terms hereof by each such Loan Party, together with the signatures of each such Person and a certificate of another Responsible Officer, certifying as to the name, office, and signature of such first Responsible Officer.

(j)     Organizational Documents, Etc. The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, and the authorization of the Borrower in respect of the transactions contemplated by this Agreement or the other Loan Documents, all in form and substance reasonably satisfactory to the Administrative Agent, certified to be true, correct and complete by a Responsible Officer as of the Effective Date.

(k)     Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information regarding the Borrower reasonably requested by them of the Borrower in writing at least 10 Business Days prior to the Effective Date that is required in order to comply with their ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act. The Administrative Agent and the Lenders acknowledge that they have received all documentation and other information required to satisfy the condition set forth in this clause (k) prior to the date hereof.

(l)     Representations and Warranties. Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects) on and as of such date as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

(m)     No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extension of credit requested to be made on such date.

The Borrowing on the Effective Date by the Borrower hereunder shall constitute a representation and warranty, as of the date of such extension of credit by Kimco in all cases that the conditions contained in Section 5.1(l) and (m) have been satisfied.

The Administrative Agent shall notify Kimco and the Lenders of the Effective Date, and such notice shall be conclusive and binding.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as the Commitments remain in effect, any Loan remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder, Kimco hereby agrees that:

SECTION 6.1     Financial Statements.

Kimco shall furnish to the Administrative Agent (with sufficient copies for each Lender):

(a)     as soon as available, but in any event within 90 days after the end of each fiscal year of Kimco, a copy of the consolidated balance sheet of Kimco and its Subsidiaries as at the end of such year and the related consolidated statements of income and retained earnings and of cash flows of Kimco and its Subsidiaries for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by PricewaterhouseCoopers, LLP or other independent certified public accountants of nationally recognized standing; and

(b)     as soon as available, but in any event not later than 45 days after the end of each of the first three (3) quarterly periods of each fiscal year of Kimco, the unaudited consolidated balance sheet of Kimco and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and retained earnings and of cash flows of Kimco and its Subsidiaries for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the corresponding date or period, as the case may be, in the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

The Administrative Agent shall make available to the Lenders (which the Administrative Agent may effect by electronic posting) the materials furnished to it pursuant to this Section.

SECTION 6.2     Certificates; Other Information.

Kimco shall furnish to the Administrative Agent (with sufficient copies for each Lender (in the case of clauses (b)-(c) below) or each relevant Lender (in the case of clause (e) below)):

(a)     [reserved];

(b)     concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b), a compliance certificate of a Responsible Officer of Kimco substantially in the form of Exhibit F;

(c)     within ten (10) days after the same are sent, copies of all financial statements and reports which Kimco sends to its stockholders, and within ten (10) days after the same are filed, copies of all financial statements, reports or other documents which Kimco may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority;

(d)     [reserved]; and

(e)     promptly, upon request of the Administrative Agent, a list of all Entities, and such additional financial information, information with respect to any Property and other information as any Lender may from time to time reasonably request (through the Administrative Agent), including information and documentation needed for compliance with applicable know-your-customer rules and regulations.

The Administrative Agent shall make available to the Lenders (which the Administrative Agent may effect by electronic posting) the materials furnished to it pursuant to this Section.

SECTION 6.3     Payment of Obligations.

Kimco shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except (a) where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of Kimco, (b) Non-Recourse Indebtedness to the extent that Kimco has determined in good faith that it is in its best interests to contest or not pay such Non-Recourse Indebtedness or (c) other obligations which aggregate not more than $50,000,000 to the extent that Kimco has determined in good faith that it is in its best interests to contest or not pay such other obligations.

SECTION 6.4     Maintenance of Existence, etc.

Kimco shall:

(a)     Preserve, renew and keep in full force and effect its corporate existence and take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business except as otherwise permitted pursuant to Section 7.2.

(b)     Comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, be reasonably expected to have a Material Adverse Effect.

SECTION 6.5     Maintenance of Property; Insurance.

Kimco shall keep all property useful and necessary in its business in good working order and condition; maintain insurance with financially sound and reputable insurance companies rated at least A- by A.M. Best & Co. on all of its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business; and furnish to each Lender, upon written request, full information as to the insurance carried.

SECTION 6.6     Inspection of Property; Books and Records; Discussions.

Kimco shall keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities; and permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired and to discuss the business, operations, properties and financial and other condition of Kimco and its Subsidiaries with officers and employees of Kimco and its Subsidiaries and with its independent certified public accountants.

SECTION 6.7     Notices.

Kimco shall promptly give notice to the Administrative Agent and each Lender of:

(a)     the occurrence of any Default or Event of Default;

(b)     any (i) default or event of default under any Contractual Obligation of Kimco or any of its Subsidiaries or (ii) litigation, investigation or proceeding which may exist at any time between Kimco or any of its Subsidiaries and any Governmental Authority, which in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c)     any litigation or administrative or other proceeding affecting Kimco or any of its Subsidiaries in which the amount involved is $50,000,000 or more on an individual basis (or $100,000,000 or more in the aggregate together with all other such litigations or administrative or other proceedings affecting Kimco or any of its Subsidiaries) and not covered by insurance or in which material injunctive or similar relief is sought, or the occurrence in respect of any Guarantor of any case, proceeding, event, or circumstance of the nature set forth in paragraph (f) of Article VIII;

(d)     the following events, as soon as possible and in any event within 30 days after Kimco knows or has reason to know thereof: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC or Kimco or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan; and

(e)     any development or event which has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer of Kimco setting forth details of the occurrence referred to therein and stating what action Kimco proposes to take with respect thereto.

The Administrative Agent shall promptly forward to the Lenders (which the Administrative Agent may effect by electronic posting) any written notice hereunder furnished to it pursuant to this Section.

SECTION 6.8     Environmental Laws.

Kimco shall:

(a)     Comply with, and use its best efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply with and maintain, and use its best efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except to the extent that failure to do so could not be reasonably expected to have a Material Adverse Effect.

(b)     Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply in all material respects with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, except to the extent that (i) the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not be reasonably expected to have a Material Adverse Effect or (ii) Kimco has determined in good faith that contesting the same is not in the best interests of Kimco and its Subsidiaries and the failure to contest the same could not be reasonably expected to have a Material Adverse Effect.

(c)     Defend, indemnify and hold harmless the Administrative Agent and each Lender, and their respective employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses (whether arising pre-judgment or post-judgment) of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of Kimco, its Subsidiaries or the Properties, or any orders, requirements or demands of Governmental Authorities related thereto, including attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing arise out of the gross negligence or willful misconduct of the party seeking indemnification therefor. Notwithstanding anything to the contrary in this Agreement, this indemnity shall continue in full force and effect regardless of the termination of this Agreement.

ARTICLE VII

NEGATIVE COVENANTS

So long as the Commitments remain in effect, any Loan remains outstanding and unpaid, or any other amount is owing to any Lender or the Administrative Agent hereunder, Kimco hereby agrees that:

SECTION 7.1     Financial Covenants.

Kimco shall not directly or indirectly:

(a)     Total Indebtedness Ratio. Permit, at the last day of any Test Period, the ratio of (i) Total Indebtedness as of such day to (ii) Gross Asset Value as of such day to exceed 0.60 to 1.00 (or 0.65 to 1.00 for a period not to exceed four (4) consecutive fiscal quarters in the event that during the applicable period Kimco or one of the Consolidated Entities has incurred Indebtedness in connection with Major Acquisitions); provided that for the purpose of determining the foregoing ratio, there shall be excluded from the amount of Total Indebtedness the amount of Total Indebtedness that matures by its terms within 24 months after such date of determination, such exclusion to be limited, however, to the excess of (i) the dollar equivalent of the aggregate amount of Unrestricted Cash and Cash Equivalents then held by Kimco and the Consolidated Entities over (ii) $35,000,000.

(b)     Total Priority Indebtedness Ratio. Permit, at the last day of any Test Period, the ratio of (i) Total Priority Indebtedness as of such day to (ii) Gross Asset Value as of such day to exceed 0.35 to 1.00; provided that for the purpose of determining the foregoing ratio, there shall be excluded from the amount of Total Priority Indebtedness the amount of Total Priority Indebtedness that matures by its terms within 24 months after such date of determination, such exclusion to be limited, however, to the excess of (i) the dollar equivalent of the aggregate amount of Unrestricted Cash and Cash Equivalents then held by Kimco and the Consolidated Entities over (ii) $35,000,000.

(c)     [reserved].

(d)     [reserved].

(e)     Unsecured Interest Expense Ratio. Permit, for any Test Period, the ratio of (i) Unencumbered Assets NOI for such period to (ii) Total Unsecured Interest Expense for such period to be less than 1.75 to 1.00.

(f)     Fixed Charge Coverage Ratio. Permit, for any Test Period, the ratio of Total Adjusted EBITDA for such period to Total Debt Service for such period to be less than 1.50 to 1.00. Solely for the purpose of calculating the ratio in this clause (f), Total Adjusted EBITDA (i) shall include cash flow distributions (other than distributions in respect of capital transactions) from Unconsolidated Entities (“Unconsolidated Entity Operating Cash Flow”), and (ii) shall be increased by the amounts excluded pursuant to clauses (iv), (v) and (vi) of the definition of the term “Total Adjusted EBITDA”.

Solely for the purposes of this Section 7.1: direct or indirect reference to EBITDA, NOI, Indebtedness and debt service (and items thereof, when applicable) with respect to the Entities, when included, shall be included only to the extent of the Ownership Percentage therein, except as otherwise specifically provided.

SECTION 7.2     Limitation on Certain Fundamental Changes.

Neither Kimco nor any of its Subsidiaries shall, directly or indirectly: (a) enter into any merger (except as described in Schedule 7.2), consolidation or amalgamation, (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or (c) convey, sell, lease, assign, transfer or otherwise dispose (whether effected pursuant to a division or otherwise) of, all or substantially all of its property, business or assets (each such transaction referred to in the preceding clauses (a), (b) and (c), a “Capital Transaction”), provided that a Capital Transaction may be made if (i) such Capital Transaction does not involve all or substantially all of the property, business or assets owned or leased by Kimco and its Subsidiaries determined on a consolidated basis with respect to Kimco and its Subsidiaries taken as a whole, (ii) there is no Default or Event of Default, before and after giving effect to such Capital Transaction (including any changes resulting from recharacterization of Unencumbered Property), and (iii) without limiting the foregoing, Kimco is in compliance with all covenants under Section 7.1 after giving effect to such Capital Transaction (including any changes resulting from recharacterization of Unencumbered Property), and would have been in compliance therewith for the most recent Test Period if such Capital Transaction had been given effect (including any changes resulting from recharacterization of Unencumbered Property) during such Test Period. Notwithstanding the foregoing, Kimco may not engage in a Capital Transaction other than (x) a merger as to which it is the surviving entity or (y) a Capital Transaction described in the immediately following sentence. In addition, notwithstanding the foregoing, (I)(A) any Subsidiary that is not a Loan Party may merge with any Subsidiary so long as the surviving entity is a Subsidiary, and (B) any Subsidiary that is a Loan Party may merge with any Subsidiary so long as the surviving entity is a Loan Party, (II)(A) any Subsidiary that is not a Loan Party may liquidate, wind up or dissolve itself so long as such Subsidiary’s assets are transferred to the Borrower or a Subsidiary and (B) any Subsidiary that is a Loan Party may liquidate, wind up or dissolve itself so long as such Subsidiary’s assets are transferred to a Loan Party and (III)(A) any Subsidiary that is not a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to the Borrower or any Subsidiary and (B) Kimco or any Subsidiary that is a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any of its assets to a Loan Party. No Subsidiary Guarantor shall enter into any merger, consolidation, amalgamation or reorganization transaction if such transaction will result in such Subsidiary Guarantor being organized under the laws of a jurisdiction other than the United States that is not an Acceptable Jurisdiction.

SECTION 7.3     Anti-Corruption Laws and Sanctions. The Borrower shall not knowingly use the proceeds of any Loan or knowingly lend, contribute or otherwise make available such proceeds to any of their Subsidiaries or respective officers, directors, employees or agents (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any prohibited activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 7.4     [Reserved].

SECTION 7.5     Limitation on Transactions with Affiliates.

Neither Kimco nor any of its Subsidiaries shall, directly or indirectly, enter into any transaction, including any purchase, sale, lease or exchange of property or the rendering of any service, with any Affiliate (other than Kimco or any of its Wholly Owned Subsidiaries) unless (a) no Default or Event of Default would occur as a result thereof and (b) such transaction is upon fair and reasonable terms no less favorable to any Loan Party that is a party thereto or is affected thereby than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

SECTION 7.6     Limitation on Changes in Fiscal Year.

Kimco shall not cause or permit its fiscal year to end on a day other than December 31, unless otherwise required by any applicable law, rule or regulation.

SECTION 7.7     Limitation on Lines of Business; Creation of Subsidiaries; Negative Pledges; Swap Agreements.

Neither Kimco nor any of its Subsidiaries shall, directly or indirectly:

(a)     Engage in activities other than real estate business and real estate related business activities, and in activities permitted for real estate investment trusts under the Code (including through taxable REIT subsidiaries).

(b)     Enter into with any Person, or suffer to exist, any agreement which, in any such case, prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired (other than (i) this Agreement and the other Loan Documents, (ii) any agreements governing any purchase money Liens, Financing Leases or mortgage financings (in which case any such prohibition or limitation shall only be effective against the assets financed thereby), (iii) any agreement in effect as of the date hereof and identified on Schedule 7.7 hereto (and any extension or renewal of, or any amendment or modification thereto), or (iv) any agreement related to Indebtedness or Liens incurred, or asset sales or other transactions consummated or to be consummated, by Kimco or such Subsidiary containing customary restrictions on the ability of Kimco or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired).

(c)     Enter into any Swap Agreement, except Swap Agreements entered into in the ordinary course of business (not for purposes of speculation) to hedge or mitigate risks, including those related to interest rates or currency exchange rates, to which Kimco or such Subsidiary is exposed in the conduct of its business or the management of its liabilities.

ARTICLE VIII

EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a)     The Borrower shall fail to pay any principal of any Loan when due in accordance with the terms thereof or hereof; or the Borrower shall fail to pay any interest on any Loan or any other amount payable hereunder, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms thereof or hereof; or

(b)     Any representation or warranty made or deemed made by Kimco herein or in any other Loan Document or which is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect on or as of the date made or deemed made or furnished; or

(c)     There shall be any default in the observance or performance of any agreement contained in Section 6.7(a) or Article VII; or

(d)     Kimco shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Article), and such default shall continue unremedied for a period of 30 days after notice from the Administrative Agent or the Required Lenders; or

(e)     The Borrower or any Subsidiary of the Borrower shall (i) default in making any payment of any principal of any Indebtedness (including any Guarantee Obligation, but excluding (x) any Loans (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness (including any Guarantee Obligation, but excluding (x) any Loans (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (including any Guarantee Obligation, but excluding (x) any Loans (which shall be governed by clause (a) above) and (y) any Non-Recourse Indebtedness) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default under this Agreement unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $125,000,000 (calculated, in the case of Indebtedness of an Unconsolidated Entity, by multiplying the amount of such Indebtedness by the percentage of Kimco’s direct or indirect equity interest in such Unconsolidated Entity); or

(f)     (i) Kimco shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or a substantial part of its assets, or Kimco shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against Kimco any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against Kimco any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or a substantial part of its assets which results in the entry of an order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) Kimco shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Kimco shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g)     (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any “accumulated funding deficiency” (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of Kimco or any Commonly Controlled Entity, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed (or a trustee shall be appointed) to administer, or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) Kimco or any Commonly Controlled Entity shall, or is, in the reasonable opinion of the Required Lenders, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material Adverse Effect; or

(h)     One or more judgments or decrees shall be entered against Kimco or any Entity involving in the aggregate a liability (not paid or fully covered by insurance) of $125,000,000 or more (excluding Non-Recourse Indebtedness) (calculated, in the case of a judgment or decree against an Unconsolidated Entity, by multiplying the amount of such judgment or decree by the percentage of Kimco’s direct or indirect equity interest in such Unconsolidated Entity), and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 60 days from the entry thereof; or

(i)     [reserved]; or

(j)     Kimco shall cease, for any reason, to maintain its status as an equity-oriented real estate investment trust under Sections 856 through 860 of the Code unless (i) the Board of Directors of Kimco shall have determined in good faith that it is in the best interests of Kimco to no longer maintain such status and (ii) Kimco’s no longer maintaining such status does not materially adversely affect the interests of the Lenders; or

(k)     [reserved]; or

(l)     [reserved]; or

(m)     a Change in Control shall occur;

then, and in any such event, (A) if such event is an Event of Default specified in paragraph (f) above, automatically the Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) the Administrative Agent may, with the consent of the Required Lenders, or upon the request of the Required Lenders the Administrative Agent shall, by notice to Kimco, declare the Commitments to be terminated forthwith, whereupon the Commitments shall immediately terminate; and (ii) the Administrative Agent may, or upon the request of the Required Lenders the Administrative Agent shall, by notice to Kimco, declare the Loans (with accrued interest thereon) and all other amounts owing under this Agreement and the Notes to be due and payable forthwith, whereupon the same shall immediately become due and payable.

Except as expressly provided above in this Article, presentment, demand, protest and all other notices of any kind are hereby expressly waived.

If an Event of Default is then continuing and the maturity of any of the Loans has been accelerated (in accordance with the second preceding paragraph) or the Maturity Date has occurred, all payments received by the Administrative Agent under this Agreement or any of the Loan Documents, in respect of any principal of or interest on the Obligations or any other amounts payable by the Borrower hereunder or thereunder, shall be applied in the following order and priority: ☒(a) first to amounts payable by the Borrower to the Administrative Agent and the Lenders in respect of reimbursement of expenses due hereunder, until paid in full, (b) second to amounts payable by the Borrower to the Administrative Agent and the Lenders in respect of fees then due hereunder, until paid in full; ☒(c) third, to payment of interest on the Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion; ☒(d) fourth, to payment of principal outstanding on the Loans, to be applied for the ratable benefit of the Lenders, in such order as the Lenders may determine in their sole discretion; ☒(e) fifth to amounts due to the Administrative Agent and the Lenders pursuant to Sections 9.6 and 10.5; ☒(f) sixth to payment of all other amounts due under the Loan Documents, to be applied for the ratable benefit of the Lenders; and (g) any amount remaining after application as provided above shall be paid to the Borrower or as otherwise required by law.

ARTICLE IX

THE AGENTS

SECTION 9.1     Appointment and Authorization.

Each Lender hereby irrevocably appoints and authorizes the Administrative Agent to take such action as contractual representative on such Lender’s behalf and to exercise such powers under this Agreement and the other Loan Documents as are specifically delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Not in limitation of the foregoing, each Lender authorizes and directs the Administrative Agent to enter into the Loan Documents for the benefit of the Lenders. Each Lender hereby agrees that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement or the Loan Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Nothing herein shall be construed to deem the Administrative Agent a trustee or fiduciary for any Lender or to impose on the Administrative Agent duties or obligations for the benefit of the Lenders other than those expressly provided for herein. Without limiting the generality of the foregoing, the use of the terms “Agent”, “Administrative Agent”, “agent” and similar terms in the Loan Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations to the Lenders arising under agency doctrine of any Requirement of Law. Instead, use of such terms is merely a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties. The Administrative Agent shall deliver to each Lender, promptly upon receipt thereof by the Administrative Agent, copies of each of the financial statements, certificates, notices and other documents delivered to the Administrative Agent pursuant to this Agreement, that the Borrower is not otherwise required to deliver directly to the Lenders. The Administrative Agent will furnish to any Lender, upon the request of such Lender, a copy (or, where appropriate, an original) of any document, instrument, agreement, certificate or notice furnished to the Administrative Agent by the Borrower, any other Loan Party or any other Affiliate of the Borrower, pursuant to this Agreement or any other Loan Document not already delivered or otherwise made available to such Lender pursuant to the terms of this Agreement or any such other Loan Document. As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of any of the Indebtedness), the Administrative Agent shall not be obligated to the Lenders to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders (or all of the Lenders if explicitly required under any other provision of this Agreement), and such instructions shall be binding upon all Lenders and all holders of any of the Indebtedness; provided, however, that, notwithstanding anything in this Agreement to the contrary, the Administrative Agent shall not be required to take any action which exposes the Administrative Agent to personal liability or which is contrary to this Agreement or any other Loan Document or Requirements of Law. Not in limitation of the foregoing, the Administrative Agent may exercise any right or remedy it or the Lenders may have under any Loan Document upon the occurrence of a Default or an Event of Default unless the Required Lenders have directed the Administrative Agent otherwise. Without limiting the foregoing, no Lender shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of the Required Lenders, or where applicable, all the Lenders. The provisions of this Article IX (other than Section 9.8) are solely for the benefit of the Administrative Agent and the Lenders, and, except solely to the extent of the Borrower’s rights to consent pursuant to and subject to the conditions set forth in this Article IX, none of the Borrower, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Other than as set forth in Section 9.8, nothing in this Article shall relate to, govern or limit the obligations of the Administrative Agent to the Borrower or the rights of the Borrower with respect to the Administrative Agent. The provisions of this Article IX shall survive the repayment of the Loans, the expiration or termination of the Commitments and the termination of this Agreement.

SECTION 9.2     Administrative Agent as Lender.

The Lender acting as Administrative Agent shall have the same rights and powers as a Lender, under this Agreement or any other Loan Document, as any other Lender, and may exercise the same as though it were not the Administrative Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include Wells Fargo in each case in its individual capacity. Wells Fargo and its Affiliates may each accept deposits from, maintain deposits or credit balances for, invest in, lend money to, act as trustee under indentures of, serve as financial advisor to, and generally engage in any kind of business with the Borrower, any other Loan Party or any other Affiliate thereof as if it were any other bank and without any duty to account therefor to the other Lenders. Further, the Administrative Agent and any Affiliate may accept fees and other consideration from the Borrower for services in connection with this Agreement, or otherwise without having to account for the same to the other Lenders. The Lenders acknowledge that, pursuant to such activities, Wells Fargo or its Affiliates may receive information regarding the Borrower, other Loan Parties, Borrower’s Subsidiaries and other Affiliates (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Administrative Agent shall be under no obligation to provide such information to them.

SECTION 9.3     Approvals of Lenders.

All communications from the Administrative Agent to any Lender requesting such Lender’s determination, consent or approval (a) shall be given in the form of a written notice to such Lender, (b) shall be accompanied by a description of the matter or issue as to which such determination, consent or approval is requested, or shall advise such Lender where information, if any, regarding such matter or issue may be inspected, or shall otherwise describe the matter or issue to be resolved and (c) shall include, if reasonably requested by such Lender and to the extent not previously provided to such Lender, written materials provided to the Administrative Agent by the Borrower in respect of the matter or issue to be resolved. Unless a Lender shall give written notice to the Administrative Agent that it specifically objects to the requested determination, consent or approval (together with a reasonable written explanation of the reasons behind such objection) within ten (10) Business Days (or such lesser or greater period as may be specifically required under the express terms of the Loan Documents) of receipt of such communication, such Lender shall be deemed to have conclusively approved of or consented to such.

SECTION 9.4     Notice of Events of Default.

The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Administrative Agent has received notice from a Lender or the Borrower referring to this Agreement, describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default.” If any Lender (excluding the Lender which is also serving as the Administrative Agent) becomes aware of any Default or Event of Default, it shall promptly send to the Administrative Agent such a “notice of default”; provided, a Lender’s failure to provide such a “notice of default” to the Administrative Agent shall not result in any liability of such Lender to any other party to any of the Loan Documents. Further, if the Administrative Agent receives such a “notice of default,” the Administrative Agent shall give prompt notice thereof to the Lenders.

SECTION 9.5     Administrative Agent’s Reliance.

Notwithstanding any other provisions of this Agreement or any other Loan Documents, neither the Administrative Agent nor any of its related parties shall be liable for any action taken or not taken by it under or in connection with this Agreement or any other Loan Document, except for its or their own gross negligence or willful misconduct in connection with its duties expressly set forth herein or therein, in each case as determined by a court of competent jurisdiction in a final non-appealable judgment. Without limiting the generality of the foregoing, the Administrative Agent may consult with legal counsel (including its own counsel or counsel for the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts. Neither the Administrative Agent nor any of its related parties: (a) makes any warranty or representation to any Lender or any other Person, or shall be responsible to any Lender or any other Person for any statement, warranty or representation made or deemed made by the Borrower, any other Loan Party or any other Person in or in connection with this Agreement or any other Loan Document; (b) shall have any duty to any Lender to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any other Loan Document or the satisfaction of any conditions precedent under this Agreement or any Loan Document on the part of the Borrower or other Persons, or to inspect the property, books or records of the Borrower or any other Person; (c) shall be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document, any other instrument or document furnished pursuant thereto or any collateral covered thereby or the perfection or priority of any lien in favor of the Administrative Agent on behalf of the Lender Parties in any such collateral; (d) shall have any liability to any Lender in respect of any recitals, statements, certifications, representations or warranties contained in any of the Loan Documents or any other document, instrument, agreement, certificate or statement delivered in connection therewith; and (e) shall incur any liability to any Lender under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telephone, telecopy or electronic mail) believed by it to be genuine and signed, sent or given by the proper party or parties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents, employees or attorneys-in-fact and shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects in the absence of gross negligence or willful misconduct in the selection of such agent or attorney-in-fact as determined by a court of competent jurisdiction in a final non-appealable judgment.

SECTION 9.6     Indemnification of Administrative Agent.

Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) pro rata in accordance with such Lender’s respective Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, reasonable out-of- pocket costs and expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against the Administrative Agent (in its capacity as Administrative Agent but not as a Lender) in any way relating to or arising out of the Loan Documents, any transaction contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under the Loan Documents (collectively, “Indemnifiable Amounts”); provided, however, that no Lender shall be liable for any portion of such Indemnifiable Amounts to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, non-appealable judgment; provided, further, that no action taken in accordance with the directions of the Required Lenders (or all of the Lenders, if expressly required hereunder) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limiting the generality of the foregoing, each Lender agrees to reimburse the Administrative Agent (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so) promptly upon demand for its Applicable Percentage (determined as of the time that the applicable reimbursement is sought) of any out-of-pocket expenses (including the reasonable fees and expenses of the counsel to the Administrative Agent) incurred by the Administrative Agent in connection with the preparation, negotiation, execution, administration, or enforcement (whether through negotiations, legal proceedings, or otherwise) of, or legal advice with respect to the rights or responsibilities of the parties under, the Loan Documents, any suit or action brought by the Administrative Agent to enforce the terms of the Loan Documents and/or collect any Indebtedness, any “lender liability” suit or claim brought against the Administrative Agent and/or the Lenders, and any claim or suit brought against the Administrative Agent and/or the Lenders arising under any Environmental Laws. Such out-of-pocket expenses (including counsel fees) shall be advanced by the Lenders on the request of the Administrative Agent notwithstanding any claim or assertion that the Administrative Agent is not entitled to indemnification hereunder upon receipt of an undertaking by the Administrative Agent that the Administrative Agent will reimburse the Lenders if it is actually and finally determined by a court of competent jurisdiction that the Administrative Agent is not so entitled to indemnification. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder or under the other Loan Documents and the termination of this Agreement. If the Borrower shall reimburse the Administrative Agent for any Indemnifiable Amount following payment by any Lender to the Administrative Agent in respect of such Indemnifiable Amount pursuant to this Section, the Administrative Agent shall share such reimbursement on a ratable basis with each Lender making any such payment.

SECTION 9.7     Lender Credit Decision, Etc.

Each of the Lenders expressly acknowledges and agrees that neither the Administrative Agent nor any of its related parties has made any representations or warranties to such Lender and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrower or any Subsidiary or Affiliate, shall be deemed to constitute any such representation or warranty by the Administrative Agent to any Lender. Each of the Lenders acknowledges that it has made its own credit and legal analysis and decision to enter into this Agreement and the transactions contemplated hereby, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent, or any of their respective related parties, and based on the financial statements of the Borrower, the other Loan Parties, Borrower’s Subsidiaries and other Affiliates, and inquiries of such Persons, its independent due diligence of the business and affairs of the Borrower, the other Loan Parties, Borrower’s Subsidiaries and other Persons, its review of the Loan Documents, the legal opinions required to be delivered to it hereunder, the advice of its own counsel and such other documents and information as it has deemed appropriate. Each of the Lenders also acknowledges that it will, independently and without reliance upon the Administrative Agent, any other Lender or counsel to the Administrative Agent or any of their respective related parties, and based on such review, advice, documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under the Loan Documents. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any other Loan Party of the Loan Documents or any other document referred to or provided for therein or to inspect the properties or books of, or make any other investigation of, the Borrower or any Subsidiary of the Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent under this Agreement or any of the other Loan Documents, the Administrative Agent shall have no duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrower, any other Loan Party or any other Affiliate thereof which may come into possession of the Administrative Agent or any of its related parties. Each of the Lenders acknowledges that the Administrative Agent’s legal counsel in connection with the transactions contemplated by this Agreement is only acting as counsel to the Administrative Agent and is not acting as counsel to any Lender.

SECTION 9.8     Successor Administrative Agent.

The Administrative Agent may resign at any time as Administrative Agent under the Loan Documents by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the sooner to occur of (x) the appointment of a successor Administrative Agent or (y) sixty (60) days after the giving of such written notice. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, provided no Default or Event of Default exists, be subject to the Borrower’s approval, which approval shall not be unreasonably withheld or delayed (except that the Borrower shall, in all events, be deemed to have approved each Lender and any of its Affiliates as a successor Administrative Agent). If no successor Administrative Agent shall have been so appointed in accordance with the immediately preceding sentence, and shall have accepted such appointment, by the date that is sixty (60) days after the current Administrative Agent’s giving of notice of resignation, then the current Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if any Lender shall be willing to serve, and otherwise shall be an assignee permitted by Section 10.6(b); provided that if the Administrative Agent shall notify the Borrower and the Lenders that no Lender has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made to each Lender directly, until such time as a successor Administrative Agent has been appointed as provided for above in this Section; provided, further that such Lenders so acting directly shall be and be deemed to be protected by all indemnities and other provisions herein for the benefit and protection of the Administrative Agent as if each such Lender were itself the Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the current Administrative Agent, and the current Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under the Loan Documents. Notwithstanding anything contained herein to the contrary, the Administrative Agent may assign its rights and duties under the Loan Documents to any of its Affiliates by giving the Borrower and each Lender prior written notice.

SECTION 9.9     Titled Agents.

Each of the Syndication Agents, the Joint Lead Arrangers, and the Joint Book Runners listed on the cover page to this Agreement (each a “Titled Agent”) in each such capacity, assumes no responsibility or obligation hereunder, including, without limitation, for servicing, enforcement or collection of any of the Loan, nor any duties as an agent hereunder for the Lenders. The titles given to the Titled Agents are solely honorific and imply no fiduciary responsibility on the part of the Titled Agents to the Administrative Agent, any Lender, the Borrower or any other Loan Party and the use of such titles does not impose on the Titled Agents any duties or obligations greater than those of any other Lender or entitle the Titled Agents to any rights other than those to which any other Lender is entitled.

SECTION 9.10     Certain ERISA Matters(a)     Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)     such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)     the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)     (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)     such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)     In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Joint Lead Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that none of the Administrative Agent, or any Joint Lead Arranger or any of their respective Affiliates is a fiduciary with respect to the assets of such Lender (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(c)     The Administrative Agent, and each Joint Lead Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments, this Agreement and any other Loan Documents (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans, or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X

MISCELLANEOUS

SECTION 10.1     Amendments and Waivers.

Neither this Agreement nor any other Loan Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Subject to Section 2.8(c), Section 2.8(d) and Section 10.8, the Required Lenders may, or, with the written consent of the Required Lenders, the Administrative Agent may, from time to time, (a) enter into with the relevant Loan Parties written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as the Required Lenders or the Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided that no such waiver and no such amendment, supplement or modification shall (i) reduce the amount or extend the scheduled date of maturity of any Loan or Note (except as set forth in Section 10.9), or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase or reduce the amount or extend the expiration date of any Lender’s Commitment, in each case without the consent of each Lender directly affected thereby, (ii) amend, modify or waive any provision of this Section 10.1, change Section 2.9(a), Section 10.11(a) or Section 10.22 in a manner that would alter the pro rata sharing of payments required thereby, reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by Kimco of any of its rights and obligations under this Agreement and the other Loan Documents, amend the proviso to the definition of the term “Unencumbered Properties”, or amend, modify, or waive any provision of any Loan Document which, by its terms, requires the consent, approval or satisfaction of all Lenders, in each case without the written consent of all the Lenders, (iii) amend, modify or waive any provision of Article IX or otherwise affect the rights or duties of the Administrative Agent without the written consent of the then Administrative Agent, or (iv) amend, modify or waive any provision of Section 2.17 without the written consent of the Administrative Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Borrower, the other Loan Parties, the Lenders, the Administrative Agent and all future holders of the Notes. In the case of any waiver, the Borrower, the other Loan Parties, the Lenders, and the Administrative Agent shall be restored to their former position and rights hereunder and under any outstanding Notes and any other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing to the extent therein specified; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

SECTION 10.2     Notices.

(a)     All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered by hand, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received (notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b)), addressed as follows in the case of the Borrower and the Administrative Agent, and as notified to the Administrative Agent pursuant to an Administrative Questionnaire in the case of the other parties hereto, or to such other address as may be hereafter notified by the respective parties hereto and any future holders of the Notes:

The Borrower:	Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
Attention: Glenn G. Cohen
Telecopy: (516) 869-2572

The Administrative Agent:

Wells Fargo Bank, National Association
c/o REIT Finance Group
550 South Tryon Street, 6th Floor
Charlotte, NC 28202
Attn: Matthew Kuhn
Telephone: 704-410-2459

with a copy to

Wells Fargo Bank, National Association
c/o Commercial Real Estate
10 South Wacker Drive, 32nd Floor
Chicago, IL 60606
Attn: Karen Skutt
Telephone: 312-269-4809

The Administrative Agent under Article II:

Wells Fargo Bank, National Association
Minneapolis Loan Center
MAC mail is N9300-091
600 South Fourth Street, 8th Floor
Minneapolis, Minnesota 55415
Attn: Loan Servicing Specialist
Facsimile: (877) 410-5023
Telephone: (612) 316-0109

provided that any notice, request or demand to or upon the Administrative Agent or the Lenders pursuant to Section 2.1, 2.2, 2.3 or 2.4 shall not be effective until received.

(b)     Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided, further, that (x) approval of such procedures may be limited to particular notices or communications, (y) for the avoidance of doubt, as and from the date hereof until the Borrower provide written notice to the Administrative Agent otherwise, the Borrower do not agree to accept notices or other communications hereunder by electronic communications, and (z) for the avoidance of doubt, as and from the date hereof until the Administrative Agent provides written notice to the Borrower otherwise, the Administrative Agent does not agree to accept notices or other communications hereunder by electronic communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.

(c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.

(d)     Electronic Systems.

(i)     Each Loan Party agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the other Lenders by posting the Communications (as defined below) on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)     Any Electronic System used by the Administrative Agent and the Communications are provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy or completeness of the Communications or the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications or the Electronic System. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. Each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through the Electronic System is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Electronic System, and that there may be confidentiality and other risks associated with such distribution. Other than (solely with respect to direct damages arising therefrom) in the case of gross negligence or willful misconduct of, or material breach of this Agreement by, an Agent Party (as defined below) to the extent determined in a final non-appealable judgment by a court of competent jurisdiction, in no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower or the other Loan Parties, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s, any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

(iii)     Each Lender agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Electronic System shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(iv)     Nothing herein shall prejudice the right of the Administrative Agent, any Lender or the Borrower to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 10.3     No Waiver; Cumulative Remedies.

No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

SECTION 10.4     Survival of Representations and Warranties.

All representations and warranties made hereunder, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of the extensions of credit hereunder.

SECTION 10.5     Payment of Expenses and Taxes.

Kimco agrees (a) to pay or reimburse the Administrative Agent for all its reasonable out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of counsel to the Administrative Agent; (b) to pay or reimburse each Lender and the Administrative Agent for all its reasonable costs and expenses (including post-judgment costs and expenses) incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any such other documents, including the fees and disbursements of counsel to the Administrative Agent and the several Lenders; (c) to pay, and indemnify and hold harmless each Lender and the Administrative Agent and their affiliates (and their respective officers, directors, employees, advisors and agents) from and against, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, documentary, stamp, excise and other similar taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents, and any such other documents; and (d) to pay, and indemnify and hold harmless each Lender and the Administrative Agent and their affiliates (and their respective officers, directors, employees, advisors and agents) from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (and regardless of whether pre-judgment or post-judgment) with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Kimco, any of its Subsidiaries or any of the Properties (all the foregoing in this clause (d), collectively, the “indemnified liabilities”), provided that (x) Kimco shall have no obligation hereunder to any indemnitee with respect to indemnified liabilities arising from the gross negligence or willful misconduct of such indemnitee to the extent determined in a final non-appealable judgment by a court of competent jurisdiction, and (y) this clause (d) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. The agreements in this Section 10.5 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

SECTION 10.6     Successors and Assigns.

For purposes of this Section 10.6 the term “Related Parties” shall have the meaning given thereto in Section 9.1 hereof.

(a)     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) none of the Loan Parties may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or any other Loan Document.

(b)     (i)     Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement and under the other Loan Documents (including all or a portion of its Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)     Kimco, provided that (I) no consent of Kimco shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), or, if an Event of Default has occurred and is continuing, any other assignee and (II) Kimco shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; and

(B)     the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.

(ii)     Assignments shall be subject to the following additional conditions:

(A)     except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Loans, the amount of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption (as defined below) with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless Kimco and the Administrative Agent otherwise consent, provided that no such consent of Kimco shall be required if an Event of Default has occurred and is continuing;

(B)     each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of its Loans under this Agreement and the other Loan Documents;

(C)     the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption substantially in the form of Exhibit A or in any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent (an “Assignment and Assumption”) (or to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Electronic System as to which the Administrative Agent and the parties to the Assignment and Assumption are participants), together with a processing and recordation fee of $4,000 (which, except as provided in Section 2.15, shall not be payable by the Borrower);

(D)     the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in the form approved by the Administrative Agent (an “Administrative Questionnaire”); and

(E)     assignments shall not be permitted to be made to any Ineligible Institution.

(iii)     Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.11, 2.12, 2.13 and 10.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 10.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)     The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans, owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)     Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this paragraph (b) and any written consent to such assignment required by this paragraph (b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.9(b), 3.4, 3.5 or 9.2, the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)     Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than any Ineligible Institution) (a “Participant”) in all or a portion of such Lender’s rights and obligations in respect of its Loans under this Agreement and under the other Loan Documents (including all or a portion of the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the other Loan Parties, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any other Loan Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the proviso to Section 10.1 that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.11, 2.12 and 2.13 (subject to the requirements and limitations therein, including the requirements under Section 2.12(d) (it being understood that the documentation requirement under Section 2.12(d) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.9 and 2.15 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.11 or 2.12, with respect to any participation, than its participating Lender would have been entitled to receive. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.11(b) as though it were a Lender, provided such Participant agrees to be subject to Section 10.11(a) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(d)     Any Lender may at any time pledge or assign a security interest in, all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 10.7     Disclosure.

Subject to Section 10.19, the Borrower authorizes each Lender to disclose to any Participant or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates which has been delivered to such Lender by or on behalf of the Borrower pursuant to this Agreement or which has been delivered to such Lender by or on behalf of the Borrower in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

SECTION 10.8     Incremental Commitments.

Kimco may from time to time request new term loan commitments to be established (the “Incremental Commitments”), in minimum increments of $10,000,000 (or whole multiples of $5,000,000 in excess of $10,000,000), provided that the total combined amount of the Incremental Commitments under this Section 10.8 shall be limited to $750,000,000 in the aggregate. Any Lender, any lender under the Revolving Credit Facility, or, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) and Kimco, any other additional bank, financial institution or other entity that is not then a Lender may elect to become a Lender hereunder and make an Incremental Commitment. No Lender shall have any obligation to make any Incremental Commitment, nor shall the Administrative Agent, the Joint Lead Arrangers or the Syndication Agents have any obligation to locate banks, financial institutions or other entities willing to make any Incremental Commitment. If (x) existing or new Lenders are willing to provide such Incremental Commitments, term loans may be made hereunder (the “New Term Loans”) by such Lenders (each, a “New Term Lender”). Each Incremental Commitment under this Section 10.8 is subject to the following conditions:

(a)     Each of the representations and warranties made by Kimco in or pursuant to the Loan Documents shall be true and correct in all material respects (or, in the case of any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language, true and correct (after giving effect to any qualification therein) in all respects) on and as of the effective date of such Incremental Commitment as if made on and as of such date except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date; and

(b)     (i) No Default or Event of Default shall have occurred and be continuing on the effective date of such Incremental Commitment or after giving effect thereto and (ii) Kimco would be in compliance with each financial covenant set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b) after giving pro forma effect to the incurrence of Indebtedness, if any, under such Incremental Commitments, on the effective date of such Incremental Commitments, and the use of proceeds thereof.

Each request for an Incremental Commitment under this Section 10.8 shall constitute a representation and warranty by Kimco as of the date of such Incremental Commitment that the conditions contained in this Section 10.8 have been satisfied, and shall be accompanied by a certificate of a Responsible Officer of Kimco to such effect.

Any Incremental Commitments hereunder shall be evidenced by the execution and delivery of an amendment to this Agreement by the Borrower, the Administrative Agent and the New Term Lenders providing such Incremental Commitments, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. Each such amendment executed in connection with an Incremental Commitment hereunder may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the good faith judgment of Administrative Agent, to effect the provisions of this Section 10.8 and the Incremental Commitments, subject to approval by the Borrower and the New Term Lenders, as applicable, including without limitation to (x) include the New Term Lenders as “Lenders” hereunder, (y) to include the New Term Loans as “Loans” hereunder, and (z) to include the New Term Lenders and their New Term Loans for purposes of the definition of “Required Lenders”. All such amendments and joinder agreements entered into with the Borrower by the Administrative Agent and the New Term Lenders shall be binding and conclusive on all Lenders.

On the effective date of any New Term Commitments, (a) each New Term Lender shall make a New Term Loan to the Borrowers in an amount equal to its New Term Commitment, and (b) each New Term Lender shall become a Lender hereunder with respect to the New Term Commitments and the New Term Loans made pursuant thereto. Any New Term Loans made on such effective date shall be have the same terms as the Loans made on the Effective Date, shall rank pari passu with the Loans made on the Effective Date, and shall form a part of the same series as the Loans made on the Effective Date.

SECTION 10.9     Extension of Maturity Date.

By written notice to the Administrative Agent (a “Maturity Extension Notice”) not earlier than twelve (12) months nor later than one (1) month before the Maturity Date for the Facility specified in clause (i) of the definition of the term “Maturity Date” (the “Original Maturity Date”), Kimco may extend the Maturity Date for the Facility to the date one (1) year after the Original Maturity Date (the “Extended Maturity Date”) subject to the satisfaction on the applicable extension date of each of the applicable Extension Conditions. The Maturity Extension Notice shall constitute a representation and warranty by Kimco as of the applicable extension date that the Extension Conditions required to be satisfied as of such date (as set forth in the definition of “Extension Conditions”) have been satisfied, and shall be accompanied by a certificate of a Responsible Officer of Kimco to such effect. The Administrative Agent shall promptly notify the Lenders of any such extension.

SECTION 10.10     Subsidiary Guarantors.

(a)     At the election of Kimco at any time and from time to time, at the time of such election, one or more Wholly Owned Subsidiaries shall become a guarantor of the Facility (each, a “Subsidiary Guarantor”) by executing and delivering to the Administrative Agent, as applicable, a Subsidiary Guarantee; provided that (x) each such Wholly Owned Subsidiary shall satisfy the Baseline Conditions on and as of the date such Wholly Owned Subsidiary delivers its Subsidiary Guarantee and (y) Kimco shall be deemed to represent and warrant as of such date that such proposed Subsidiary Guarantor is a Wholly Owned Subsidiary. If the designation of such Subsidiary Guarantor obligates the Administrative Agent or any Lender to comply with “know your customer” or similar identification procedures in accordance with applicable laws and regulations in circumstances where the necessary information is not already available to it, the applicable Subsidiary Guarantor shall, promptly upon the request of the Administrative Agent or such Lender, supply such documentation and other evidence as is reasonably and customarily requested by the Administrative Agent or such Lender in order for the Administrative Agent or such Lender to be satisfied (in good faith) it has complied with all necessary “know your customer” or other similar verifications under all applicable laws and regulations. For the avoidance of doubt, no Wholly Owned Subsidiary that is not a U.S. Person (or, if such Wholly Owned Subsidiary is disregarded as an entity separate from its owner for U.S. federal income tax purposes, has an owner that is not a U.S. Person) shall guarantee any obligation of the Borrower that is a U.S. Person (or, if the Borrower is disregarded as an entity separate from its owner for U.S. federal income tax purposes, of its owner).

(b)     A Subsidiary Guarantor shall be released from any Subsidiary Guarantee upon written request by Kimco; provided that (i) there is no Event of Default after giving effect to such release (including any changes resulting from any Property’s ceasing to be an Unencumbered Property if such released guarantor immediately prior to giving effect to such release was an Obligated Property Owner in respect thereof), (ii) Kimco is in compliance with each of the financial covenants set forth in paragraphs (a) through (f) of Section 7.1 if the ratio or amount referred to therein were to be calculated as of such date, but after giving effect to such release (including any changes resulting from any Property’s ceasing to be an Unencumbered Property if such released guarantor was an Obligated Property Owner in respect thereof immediately prior to giving effect to such release and provided that for the purposes of determining such compliance, Gross Asset Value shall be determined for the most recent Test Period as to which a compliance certificate has been delivered pursuant to Section 6.2(b)), and (iii) Kimco has furnished to the Administrative Agent a certificate of its chief financial officer or other authorized financial officer as to the matters referred to in the preceding clauses (i) and (ii).

SECTION 10.11     Adjustments; Set-off.

(a)     If any Lender (a “benefited Lender”) shall at any time receive any payment of all or part of its Exposure, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Article VIII(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Exposure or interest thereon, such benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Exposure or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided that (i) if all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply, except, for the avoidance of doubt, for payments made pursuant to Section 2.15 hereof).

(b)     In addition to any rights and remedies of the Lenders provided by law, each Lender and each of its Affiliates shall have the right, without prior notice to the Borrower any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon and during the continuance of any Event of Default, to set off and appropriate and apply against any amounts due hereunder or under any Notes at such time, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, obligations, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any of its Affiliates or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 10.12     Counterparts; Electronic Execution.

This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with Kimco and the Administrative Agent. Delivery of an executed counterpart of a signature page of this Agreement by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 10.13     Severability.

Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 10.14     Integration.

This Agreement and the other Loan Documents represent the entire agreement of the Borrower, any Guarantors, the Administrative Agent and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Administrative Agent or any Lender relative to subject matter hereof or thereof not expressly set forth or referred to herein or in the other Loan Documents.

SECTION 10.15     GOVERNING LAW.

THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 10.16     Submission to Jurisdiction; Waivers.

Each of the parties hereto hereby irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States District Court for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and any appellate court from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to its address set forth in Section 10.2 or at such other address of which it shall have been notified pursuant thereto;

(d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding in connection with this Agreement or any other Loan Document any special, exemplary, punitive or consequential damages; provided that, nothing in this clause (e) shall relieve the Borrower of any obligation it may have to indemnify a Person who is entitled to indemnification pursuant to Section 10.5(c) against special, indirect, consequential or punitive damages asserted against such Person by a third party.

SECTION 10.17     Acknowledgments.

The Borrower hereby acknowledges that:

(a)     it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b)     none of the Administrative Agent or the Lenders (the “Credit Parties”) will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrower with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, the Borrower or any other Person. The Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby;

(c)     no Credit Party is advising the Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction, and the Borrower shall consult with their own advisors concerning such matters and shall be responsible for making their own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to the Borrower with respect thereto;

(d)     no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Credit Parties or among the Borrower and the Credit Parties;

(e)     each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrower and other companies with which the Borrower may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion; and

(f)     each Credit Party and its Affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrower may have conflicting interests regarding the transactions described herein and otherwise.

SECTION 10.18     WAIVERS OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

SECTION 10.19     Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, consultants, service providers and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to any regulatory authority or self-regulatory body, to the extent requested thereby, (c) to the extent required by applicable laws or regulations or by any subpoena or similar compulsory legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, (i) to any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the prior written consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrower that is not, to the knowledge of the Administrative Agent or such Lender, as applicable, subject to confidentiality obligations to Kimco or any of its Subsidiaries. In addition, the Lenders may disclose the existence of this Agreement and information about this Agreement to data service providers, including league table providers, that serve the lending industry, to the extent such Information is customarily provided by arrangers to such service providers. For the purposes of this Section, “Information” means all information received from the Borrower or its Subsidiaries relating to the Borrower or any Subsidiary of the Borrower or its respective businesses; provided that in the case of information received from or on behalf of the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Notwithstanding anything herein to the contrary, “Information” shall not include, and each party hereto may disclose to any and all Persons, without limitation of any kind, any information with respect to the U.S. federal income tax treatment and U.S. federal income tax structure of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to such party relating to such tax treatment and tax structure.

SECTION 10.20     [Reserved].

SECTION 10.21     USA Patriot Act.

Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act.

SECTION 10.22     [Reserved].

SECTION 10.23     [Reserved].

SECTION 10.24     Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

SECTION 10.25     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)     the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)     the effects of any Bail-In Action on any such liability, including, if applicable:

(i)     a reduction in full or in part or cancellation of any such liability;

(ii)     a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)     the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 10.26     Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 10.26, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i)	a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)	a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)	a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[SIGNATURE PAGES TO FOLLOW]

IN WITHNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Name: Glenn G. Cohen Title: Executive Vice President, Chief Financial Officer and Treasurer

[Signature Page to Kimco Term Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and as Lender

By:	/s/ Matthew Kuhn
Name: Matthew Kuhn Title: Director

[Signature Page to Kimco Term Loan Agreement]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Brian Kelly
Name: Brian Kelly Title: Senior Vice President

[Signature Page to Kimco Term Loan Agreement]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Timothy J. Tillman
Name: Timothy J. Tillman Title: Senior Vice President

[Signature Page to Kimco Term Loan Agreement]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which (and any other Loan Documents requested by Assignee) is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	__________________________
2.	Assignee:	__________________________
[and is an Affiliate/Approved Fund of [identify Lender]1]
3.	Borrower:	Kimco Realty Corporation
4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement
5.	Credit Agreement:

The $375,000,000 Term Loan Agreement dated as of April 1, 2020 among Kimco Realty Corporation, the Lenders party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto, as amended from time to time

1 Select as applicable.

6.     Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
Commitment	[$]	[$]	%

Effective  Date: _________  ____, 2020 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF

TRANSFER IN THE REGISTER THEREFOR.]

The Assignee (in the case of an Assignee that is not a Lender) agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

2 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:

Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:

Name:
Title

[Consented to and]3 Accepted:

WELLS FARGO BANK, NATIONAL
ASSOCIATION, as Administrative Agent

By:

Name:

Title

[Consented to: ]4

KIMCO REALTY CORPORATION

By:

Name:

Title

3 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4 To be added only if the consent of Kimco is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT AND ASSUMPTION

1.     Representations and Warranties.

1.1     Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.     Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date specified in this Assignment and Assumption, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements [referred to in Section 4.1 thereof] [delivered pursuant to Sections 6.1 and 6.2 thereof as applicable,]5 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and (v) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement (including, without limitation, pursuant to Section 2.12(d) thereof), duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.     Payments. From and after the aforesaid Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding such Effective Date and to the Assignee for amounts which have accrued from and after such Effective Date.

3.     General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by any electronic means that reproduces an image of the actual executed signature page shall be effective as

5 Select as applicable.

delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

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EXHIBIT B

[FORM OF]

TERM LOAN NOTE

New York, New York

_________, ___, 20____

FOR VALUE RECEIVED, the undersigned, Kimco Realty Corporation, a Maryland corporation (the “

Borrower

”), hereby unconditionally promises to pay to the order of  __________ (the “

Lender

”) at the office of Wells Fargo Bank, National Association, located at 550 South Tryon Street, 6th Floor, Charlotte, NC 28202 (or at such other address as the Administrative Agent may hereafter specify by notice to the Borrower), in immediately available funds, on the date or dates specified in the Credit Agreement referred to below, the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Section 2.2 of the Credit Agreement. All payments due to the Lender hereunder shall be made to the Lender at the place, in the currency and in the manner specified in such Credit Agreement. The Borrower further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.6 of such Credit Agreement.

The holder of this Note is authorized to record on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type, currency and amount of each Loan made pursuant to the Credit Agreement, each continuation thereof, each conversion of all or a portion thereof to another Type, the date and amount of each payment or prepayment of principal thereof and, in the case of Eurocurrency Loans, the length of each Interest Period with respect thereto. Each such recordation shall constitute prima facie evidence of the accuracy of the information endorsed, provided that the failure of the holder of this Note to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of such Loan.

This Note (a) is one of the Term Loan Notes referred to in the Term Loan Agreement dated as of April 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Kimco Realty Corporation, a Maryland corporation, the several banks, financial institutions and other entities from time to time party thereto (collectively, the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional prepayment in whole or in part as provided in the Credit Agreement. This Note is guaranteed as provided in the Credit Agreement and the Subsidiary Guarantees, if any.

Upon the occurrence of any one or more of the Events of Default, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

[Remainder of page intentionally left blank]

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

KIMCO REALTY CORPORATION

By:      ________________________

Name:
Title:

TERM LOAN NOTE

Schedule A

To Term Loan Note

LOANS, CONVERSIONS AND REPAYMENTS OF ABR LOANS (ALL IN U.S. DOLLARS)

Date	Amount of ABR Loans	Amount Converted to ABR Loans	Amount of Principal of ABR Loans Repaid	Amount of ABR Loans Converted to Eurocurrency Loans	Unpaid Principal Balance of ABR Loans	Notation Made By

Schedule B

To Term Loan Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EUROCURRENCY LOANS

Date	Currency and Amount of Eurocurrency Loans	Amount Converted to or Continued as Eurocurrency Loans	Interest Period and Eurocurrency Rate with Respect Thereto	Amount of Principal of Eurocurrency Loans Repaid	Amount of Eurocurrency Loans Converted to ABR Loans	Unpaid Principal Balance of Eurocurrency Loans	Notation Made By

EXHIBIT C

[FORM OF] SUBSIDIARY GUARANTEE

SUBSIDIARY GUARANTEE, dated as of [ ___________], 20__ (as amended, supplemented or otherwise modified from time to time, this “Subsidiary Guarantee”), made by each of the subsidiaries of KIMCO REALTY CORPORATION (“Kimco” or the “Borrower”) that are signatories hereto (the “Subsidiary Guarantors”), in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity, the “Administrative Agent”) for the several banks, financial institutions and other entities from time to time party to the Term Loan Agreement (the “Lenders”), dated as of April 1, 2020 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Lenders, the Administrative Agent, and the other agents party thereto.

W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement, the Lenders have severally made Loans to the Borrower upon the terms and subject to the conditions set forth therein (the “Extensions of Credit”);

WHEREAS, Kimco owns directly or indirectly all or a portion of the issued and outstanding Capital Stock of each Subsidiary Guarantor;

WHEREAS, the proceeds of the Extensions of Credit will be used in part to enable the Borrower to make valuable transfers to each Subsidiary Guarantor in connection with the operation of its business; and

WHEREAS, the Borrower and the Subsidiary Guarantors are engaged in related businesses, and each Subsidiary Guarantor will derive substantial direct and indirect benefit from the making of and/or the availability of the Extensions of Credit;

NOW, THEREFORE, in consideration of the premises and to induce the Administrative Agent and the Lenders to enter into the Credit Agreement and to induce the Lenders to make their respective Loans to the Borrower under the Credit Agreement, the Subsidiary Guarantors hereby agree with the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, as follows:

1.     Defined Terms. (a) Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

(b)     As used herein, “Obligations” means the collective reference to the unpaid principal of and interest on the Loans, the Notes and all other obligations and liabilities of the Borrower to the Administrative Agent or the Lenders (including, without limitation, interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter incurred, which may arise under, out of, or in connection with, the Credit Agreement, the Notes, the other Loan Documents or any other document made, delivered or given in connection therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses or otherwise and whether prejudgment or post-judgment (including, without limitation, all fees and disbursements of counsel to the Administrative Agent or the Lenders that are required to be paid by the Borrower pursuant to the terms of the Credit Agreement or any other Loan Document).

(c)     The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Subsidiary Guarantee shall refer to this Subsidiary Guarantee as a whole and not to any particular provision of this Subsidiary Guarantee, and section references are to this Subsidiary Guarantee unless otherwise specified.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

2.     Subsidiary Guarantee. (a) Subject to the provisions of Section 2(b), each Subsidiary Guarantor hereby, jointly and severally, absolutely, unconditionally and irrevocably, guarantees to the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by the Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)     Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Subsidiary Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Subsidiary Guarantor under applicable federal and state laws relating to the insolvency of debtors.

(c)     Each Subsidiary Guarantor further agrees to pay any and all expenses (whether prejudgment or post-judgment and including, without limitation, all fees and disbursements of counsel) which may be paid or incurred by the Administrative Agent or any Lender in enforcing, or obtaining advice of counsel in respect of, any rights with respect to, or collecting, any or all of the Obligations and/or enforcing any rights with respect to, or collecting against, such Subsidiary Guarantor under this Subsidiary Guarantee. This Subsidiary Guarantee shall remain in full force and effect until the Obligations are paid in full in cash and the Commitments are terminated, notwithstanding that from time to time prior thereto the Borrower or any of them may be free from any Obligations.

(d)     Each Subsidiary Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Subsidiary Guarantor hereunder without impairing this Subsidiary Guarantee or affecting the rights and remedies of the Administrative Agent or any Lender hereunder.

(e)     No payment or payments made by the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person or received or collected by the Administrative Agent or any Lender from the Borrower, any of the Subsidiary Guarantors, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Subsidiary Guarantor hereunder which shall, notwithstanding any such payment or payments other than payments made by such Subsidiary Guarantor in respect of the Obligations or payments received or collected from such Subsidiary Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Subsidiary Guarantor hereunder until the Obligations are paid in full in cash, the Commitments are terminated.

(f)     Each Subsidiary Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to the Administrative Agent or any Lender on account of its liability hereunder, it will notify the Administrative Agent in writing that such payment is made under this Subsidiary Guarantee for such purpose.

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3.     Right of Contribution. Each Subsidiary Guarantor hereby agrees that to the extent that a Subsidiary Guarantor shall have paid more than its proportionate share of any payment made hereunder, such Subsidiary Guarantor shall be entitled to seek and receive contribution from and against any other Subsidiary Guarantor hereunder who has not paid its proportionate share of such payment. Each Subsidiary Guarantor’s right of contribution shall be subject to the terms and conditions of Section 5 hereof. The provisions of this Section 3 shall in no respect limit the obligations and liabilities of any Subsidiary Guarantor to the Administrative Agent and the Lenders, and each Subsidiary Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Subsidiary Guarantor hereunder.

4.     Right of Set-off. If an Event of Default shall have occurred and be continuing, the Administrative Agent and each Lender are hereby authorized, without notice to such Subsidiary Guarantor or any other Subsidiary Guarantor, any such notice being expressly waived by each Subsidiary Guarantor, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by the Administrative Agent or such Lender to or for the credit or the account of such Subsidiary Guarantor, or any part thereof, in such amounts as the Administrative Agent or such Lender may elect, against and on account of the obligations and liabilities of such Subsidiary Guarantor to the Administrative Agent or such Lender hereunder and claims of every nature and description of the Administrative Agent or such Lender against such Subsidiary Guarantor, in any currency, whether arising hereunder, under the Credit Agreement, any Note, any other Loan Documents or otherwise, as the Administrative Agent or such Lender may elect, whether or not the Administrative Agent or any Lender has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. The Administrative Agent and each Lender shall notify such Subsidiary Guarantor promptly of any such setoff and the application made by the Administrative Agent or such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application. The rights of the Administrative Agent and each Lender under this Section 4 are in addition to other rights and remedies (including, without limitation, other rights of set-off) which the Administrative Agent or such Lender may have.

5.     No Subrogation. Notwithstanding any payment or payments made by any of the Subsidiary Guarantors hereunder or any set-off or application of funds of any of the Subsidiary Guarantors by the Administrative Agent or any Lender, no Subsidiary Guarantor shall be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Borrower or any other Subsidiary Guarantor or guarantee or right of offset held by any Lender for the payment of the Obligations, nor shall any Subsidiary Guarantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Subsidiary Guarantor in respect of payments made by such Subsidiary Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrower on account of the Obligations are paid in full in cash and the Commitments are terminated. If any amount shall be paid to any Subsidiary Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full in cash, such amount shall be held by such Subsidiary Guarantor in trust for the Administrative Agent and the Lenders, shall be segregated from other funds of such Subsidiary Guarantor, and shall, forthwith upon receipt by such Subsidiary Guarantor, be turned over to the Administrative Agent in the exact form received by such Subsidiary Guarantor (duly indorsed by such Subsidiary Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

6.     Amendments, etc. with respect to the Obligations; Waiver of Rights. Each Subsidiary Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against any Subsidiary Guarantor and without notice to or further assent by any Subsidiary Guarantor, any demand for payment of any of the Obligations made by the Administrative Agent or any Lender may be rescinded

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by such party and any of the Obligations continued, and the Obligations, or the liability of any other party upon or for any part thereof, or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by the Administrative Agent or any Lender, and the Credit Agreement, the Notes and the other Loan Documents and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the Administrative Agent, all of the Lenders and/or the Required Lenders, as the case may be, may deem advisable from time to time, and any guarantee or right of offset at any time held by the Administrative Agent or any Lender for the payment of the Obligations may be sold, exchanged, waived, surrendered or released. When making any demand hereunder against any of the Subsidiary Guarantors, the Administrative Agent or any Lender may, but shall be under no obligation to, make a similar demand on the Borrower or any other Subsidiary Guarantor or guarantor, and any failure by the Administrative Agent or any Lender to make any such demand or to collect any payments from the Borrower or any such other Subsidiary Guarantor or guarantor or any release of the Borrower or such other Subsidiary Guarantor or guarantor shall not relieve any of the Subsidiary Guarantors in respect of which a demand or collection is not made or any of the Subsidiary Guarantors not so released of their joint and several obligations or liabilities hereunder, and shall not impair or affect the rights and remedies, express or implied, or as a matter of law, of the Administrative Agent or any Lender against any of the Subsidiary Guarantors. For the purposes hereof, “demand” shall include the commencement and continuance of any legal proceedings.

7.     Guarantee Absolute and Unconditional. Each Subsidiary Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Subsidiary Guarantee or acceptance of this Subsidiary Guarantee; the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Subsidiary Guarantee; and all dealings between the Borrower and any of the Subsidiary Guarantors, on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Subsidiary Guarantee. Each Subsidiary Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon the Borrower or any of the Subsidiary Guarantors with respect to the Obligations. Each Subsidiary Guarantor understands and agrees that this Subsidiary Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to (a) the validity, regularity or enforceability of the Credit Agreement, any Note or any other Loan Document, any of the Obligations or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by the Borrower or any Subsidiary Guarantor or other obligor in respect of any of the Obligations against the Administrative Agent or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of the Borrower or such Subsidiary Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower for the Obligations, or of such Subsidiary Guarantor under this Subsidiary Guarantee, in bankruptcy or in any other instance. When pursuing its rights and remedies hereunder against any Subsidiary Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against the Borrower or any other Person or against any guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from the Borrower or any such other Person or to realize upon any such guarantee or to exercise any such right of offset, or any release of the Borrower or any such other Person or any guarantee or right of offset, shall not relieve such Subsidiary Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against such Subsidiary Guarantor. This Subsidiary Guarantee

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shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon each Subsidiary Guarantor and the successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of each Subsidiary Guarantor under this Subsidiary Guarantee shall have been satisfied by payment in full in cash and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement the Borrower may be free from any Obligations.

8.     Reinstatement. Notwithstanding anything to the contrary in this Subsidiary Guarantee, this Subsidiary Guarantee shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

9.     Payments. Each Subsidiary Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim, in the currency of the applicable Obligation, at the office of the Administrative Agent located at 550 South Tryon Street, 6th Floor, Charlotte, NC 28202 or to such other office as the Administrative Agent may hereafter specify by notice to such Subsidiary Guarantor.

10.     Representations and Warranties; Covenants. (a) Each Subsidiary Guarantor hereby represents and warrants that (i) the Baseline Conditions relating to it are satisfied in all material respects on and as of the date hereof; and (ii) it is a Wholly Owned Subsidiary; provided that each reference in any representation and warranty to the Borrower’s knowledge shall, for the purposes of this paragraph (a), be deemed to be a reference to such Subsidiary Guarantor’s knowledge.

(b)     Each Subsidiary Guarantor hereby covenants and agrees with the Administrative Agent and each Lender that, from and after the date of this Subsidiary Guarantee until the Obligations are paid in full in cash and the Commitments are terminated, such Subsidiary Guarantor shall take, or shall refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that no violation of any provision, covenant or agreement contained in Articles VI or VII of the Credit Agreement, and so that no Default or Event of Default, is caused by any act or failure to act of such Subsidiary Guarantor or any of its Subsidiaries.

11.     Authority of Agent. Each Subsidiary Guarantor acknowledges that the rights and responsibilities of the Administrative Agent under this Subsidiary Guarantee with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Subsidiary Guarantee shall, as between the Administrative Agent and the Lenders, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and such Subsidiary Guarantor, the Administrative Agent shall be conclusively presumed to be acting as agent for the Lenders with full and valid authority so to act or refrain from acting, and no Subsidiary Guarantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

12.     Notices. All notices, requests and demands pursuant hereto shall be made in accordance with Section 10.2 of the Credit Agreement; provided that any such notice, request or demand to or upon any

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Subsidiary Guarantor shall be addressed to such Subsidiary Guarantor at the notice address set forth under its signature below.

13.     Counterparts. This Subsidiary Guarantee may be executed by one or more of the Subsidiary

Guarantors on any number of separate counterparts, each of which shall constitute an original, but all of which when taken together shall be deemed to constitute one and the same instrument. A set of the counterparts of this Subsidiary Guarantee signed by all the Subsidiary Guarantors shall be lodged with the Administrative Agent. Delivery of an executed counterpart of a signature page of this Subsidiary Guarantee by any electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Subsidiary Guarantee.

14.     Severability. Any provision of this Subsidiary Guarantee which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

15.     Integration. This Subsidiary Guarantee represents the entire agreement of each Subsidiary

Guarantor with respect to the subject matter hereof and there are no promises or representations by the Administrative Agent or any Lender relative to the subject matter hereof not reflected herein.

16.     Amendments in Writing; No Novation; No Waiver; Cumulative Remedies. (a) None of the terms or provisions of this Subsidiary Guarantee may be waived, amended, supplemented or otherwise modified except by a written instrument executed by the affected Subsidiary Guarantor(s) and the Administrative Agent in accordance with Section 10.1 of the Credit Agreement.

(b)     Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 16(a) hereof), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default or in any breach of any of the terms and conditions hereof. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Lender, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any Lender of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which the Administrative Agent or such Lender would otherwise have on any future occasion.

(c)     The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

17.     Section Headings. The section headings used in this Subsidiary Guarantee are for convenience of reference only and are not to affect the construction hereof or be taken into consideration in the interpretation hereof.

18.     Successors and Assigns. This Subsidiary Guarantee shall be binding upon the respective successors and assigns of each Subsidiary Guarantor and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors and assigns, except that no Subsidiary Guarantor may assign, transfer or delegate any of its rights or obligations under this Subsidiary Guarantee without the prior written consent of each Lender, and any such assignment or transfer without such consent shall be null and void.

6

19.     Governing Law. This Subsidiary Guarantee shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

20.     Submission To Jurisdiction; Waivers. Each Subsidiary Guarantor hereby irrevocably and unconditionally:

(a)     submits for itself and its property in any legal action or proceeding relating to this Subsidiary Guarantee and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b)     consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c)     agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, at its address set forth under its signature below;

(d)     agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e)     waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 20 any special, exemplary, punitive or consequential damages.

21.     WAIVERS OF JURY TRIAL. EACH SUBSIDIARY GUARANTOR HEREBY

IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

[Execution Pages Follow]

7

IN WITNESS WHEREOF, each of the undersigned has caused this Subsidiary Guarantee to be duly executed and delivered by its duly authorized officer as of the day and year first above written.

[Insert name of Subsidiary Guarantor]

By:     ________________________

Name:

Title:

Address for Notices for all Subsidiary Guarantors:

Kimco Realty Corporation

500 North Broadway, Suite 201

Jericho, New York 11753

Attn: Glenn G. Cohen

Tel: (516) 869-9000

Fax: (516) 869-2572

EXECUTION PAGE TO SUBSIDIARY GUARANTEE

EXHIBIT E

[FORM OF]
CLOSING CERTIFICATE
OF
KIMCO REALTY CORPORATION

Pursuant to Section 5.1(i) of the Term Loan Agreement, dated as of April 1, 2020 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among KIMCO REALTY CORPORATION (“Kimco” or the “Borrower”), the several banks, financial institutions and other entities from time to time party thereto (collectively, the “Lenders”), Wells Fargo Bank, National Association, as Administrative Agent for the Lenders thereunder, and the other agents party thereto:

The undersigned Executive Vice President, Chief Financial Officer and Treasurer of Kimco Realty Corporation (the “Certifying Loan Party”) hereby certifies as follows:

1.     Each of the conditions set forth in Section 5.1 of the Credit Agreement have been satisfied.

2.     The representations and warranties of the Certifying Loan Party set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of the Certifying Loan Party pursuant to or in connection with any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date;

3.     No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of Kimco, threatened by or against Kimco or any of its Subsidiaries or against any of its or their respective properties or revenues which could reasonably be expected to have a Material Adverse Effect.

4.     No Default or Event of Default has occurred and is continuing as of the date hereof or shall have occurred and be continuing as of the date hereof or after giving effect to any Loans to be made on the date hereof;

5.     [Kathleen M. Gazerro] is the duly elected and qualified Assistant Secretary of the Certifying Loan Party and the signature set forth for such officer below is such officer’s true and genuine signature;

and the undersigned Assistant Secretary of the Certifying Loan Party hereby certifies as follows:

6.     There are no liquidation or dissolution proceedings pending or to my knowledge threatened against the Certifying Loan Party, nor has any other event occurred adversely affecting or threatening the continued corporate existence of the Certifying Loan Party after the date hereof;

7.     The Certifying Loan Party is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization;

8.     Attached hereto as Annex 1 is a correct and complete copy of resolutions duly adopted by the

Board of Directors of the Certifying Loan Party on [______] (the “Resolutions”) authorizing (i) the execution, delivery and performance of the Loan Documents to which it is a party and (ii) the transactions

(including the obtaining of extensions of credit under the Credit Agreement) contemplated by the Loan Documents to which it is a party; such Resolutions have not in any way been amended, modified, revoked or rescinded and have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect; and such Resolutions are the only corporate proceedings of the Certifying Loan Party now in force relating to or affecting the matters referred to therein; attached hereto as Annex 2 is a correct and complete copy of the By-Laws of the Certifying Loan Party as in effect on the date hereof and on the date immediately prior to the date that the Resolutions were adopted, and such By-Laws have not been amended, repealed, modified or restated; attached hereto as Annex 3 is a correct and complete copy of the Certificate of Incorporation of the Certifying Loan Party as in effect on the date hereof and on the date immediately prior to the date that the Resolutions were adopted, and such certificate has not been amended, repealed, modified or restated; and attached hereto as Annex 4 is a good

standing certificate dated as of [     ], 2020 from the jurisdiction of organization of the Certifying Loan Party; and

9.     The following persons are now duly elected and qualified officers of the Certifying Loan Party holding the offices indicated next to their respective names below, and the signatures appearing opposite their respective names below are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver, on behalf of the Certifying Loan Party, each of the Loan Documents to which it is a party, and each of such officers is duly authorized to execute and deliver on behalf of the Certifying Loan Party any certificate or other document to be delivered by the Certifying Loan Party pursuant to the Loan Documents to which it is a party:

Name	Office	Signature
[Glenn G. Cohen]	[Executive Vice President, Chief Financial Officer and Treasurer]

[Kathleen M. Gazerro]	[Assistant Secretary]

2

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth below.

Name: [Glenn G. Cohen]	Name: [Kathleen M. Gazerro]
Title: [Executive Vice President,	Title: [Assistant Secretary]
Chief Financial Officer and Treasurer]

Date: April 1, 2020

3

Annex 1

To Closing Certificate

Resolutions

4

Annex 2

To Closing Certificate

By-Laws

5

Annex 3

To Closing Certificate

Certificate of Incorporation

6

Annex 4

To Closing Certificate

Good Standing Certificate

7

EXHIBIT F

FORM OF

COMPLIANCE CERTIFICATE

For the Fiscal Quarter ended                                                                                               __________

For the Fiscal Year ended                                                                                                     __________

This Compliance Certificate is furnished pursuant to Section 6.2(b) of the $375,000,000 Term Loan Agreement dated as of April 1, 2020 (the “Credit Agreement”), among KIMCO REALTY CORPORATION (“Kimco” or the “Borrower”), the Subsidiary Borrower from Time to Time Party thereto, the Several Lenders from Time to Time Party thereto, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the other agents party thereto. Unless otherwise defined herein, the terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

The undersigned Responsible Officer of Kimco hereby certifies as follows:

(1)     The financial statements referred to in Section 6.1(a) or 6.1(b), as the case may be, of the Credit Agreement which are delivered concurrently with the delivery of this Compliance Certificate are complete and correct in all material respects and have been prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods except as approved by the accountants performing the audit in connection therewith or the undersigned, as the case may be, and disclosed therein.

(2)     The covenants listed below are calculated with respect to the period of four consecutive fiscal quarters of Kimco ended on the date set forth above.

(Amounts presented in 000’s except ratios)

1     Total Indebtedness Ratio (Section 7.1(a))

(a) Total Indebtedness

(i) Principal amount of all Indebtedness of Kimco, its Wholly Owned
Subsidiaries, and any other Consolidated Entity

           Exclusion

(ii)  Amount of (i) that matures within 24 months                                                        ________

(iii)  Unrestricted cash held by Kimco and Consolidated entities                                 ________

(iv)  Amount by which (iii) exceeds $35,000,000                                                         ________

(v)   Exclusion = lesser of (ii) and (iv)                                                                           ________

(vi)   Total Indebtedness (for purposes of ratio) = (i) minus (v)                                                      ________

(b) Gross Asset Value

1

Start by calculating Total EBITDA: 1 +/- 2 = 3

1.	Consolidated Net Income

2.	Adjustments to Consolidated Net Income
add back:
A. Depreciation and Amortization

B. Losses on extraordinary items

C. Losses on sales of operating real estate

D. Losses on early extinguishment of debt

E. Noncash impairments

F. Losses on investments in marketable securities

G. Provisions for income taxes

H. EBITDA adjustment of Unconsolidated Entities

I. Acquisition costs

J. Total interest expense
and subtract:
A. Gain on extraordinary items

B. Gain on sale of operating real estate

C. Gain on early extinguishment of debt

D. Gains on investments in marketable securities

E. Benefits for income taxes
Net Adjustments to Consolidated Net Income

(i) 3. Total EBITDA = Consolidated Net Income +/- Net Adjustments

(ii)	Management fee income included in Total EBITDA

(iii)	Other income included in Total EBITDA not attributable to Properties

2

(iv) Sum of (ii) and (iii)

(v) 15% of Total EBITDA above

(vi) Amount by which (iv) exceeds (v)

(vii) Replacement reserves of $.15 per year per square foot of gross leasable area (pro rated for the applicable period)

(viii) Straight lining adjustment

(ix) EBITDA of the Unconsolidated Entities

(x) Income from mezzanine and mortgage loan receivables

(xi) Dividend and interest income from marketable securities

(xii) EBITDA of Properties acquired within last 24 months

(xiii) Total Adjusted EBITDA = (i) minus (vi) minus (vii) minus (viii) minus (ix) minus (x) minus (xi) minus (xii)

(xiv) (Reserved)

(xv) Capitalized annualized Total Adjusted EBITDA = Line (xiii) divided by (1) 0.0600 for the multifamily component and (2) 0.0625 for all other components

(xvi) Unrestricted Cash and Cash Equivalents

(xvii) Land and development projects of Kimco and Consolidated Entities, at lower of cost or book value

(xviii) Mezzanine and mortgage loan receivables of Kimco and Consolidated Entities, at lower of cost or market

(xix) (Reserved)

(xx) Marketable securities held by Kimco and Consolidated Entities, as valued on Kimco’s consolidated financial statements

(xxi) Kimco’s investment in and advances to Unconsolidated Entities

(xxii) 100% of the bona fide purchase price of Properties acquired within last 24 months

(xxiii) SUBTOTAL: Gross Asset Value = (xv) plus (xvi) plus (xvii) plus (xviii) plus (xix) plus (xx) plus (xxi) plus (xxii) (subject to Adjustments, if any)

Adjustment to reduce Gross Asset Value by amount of Exclusion from Total Indebtedness

Adjustment to limit (xxi) to 30% of Gross Asset Value

3

Adjustment to limit sum of (xvii) plus (xviii) (other than mortgage loan receivables, at lower of cost or market) plus (xxi) to 40% of Gross Asset Value

Adjustment so no more than 30% of Gross Asset Value is attributable to assets located outside United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico

(xxiv) Gross Asset Value (after Adjustments)

TOTAL INDEBTEDNESS RATIO (a)/(b)

Must be less than or equal to: 0.60 (or 0.65 for a period not to exceed four (4) consecutive fiscal quarters in the event that during the applicable period Kimco or one of the Consolidated Entities has incurred Indebtedness in connection with Major Acquisitions)

2	Total Priority Indebtedness Ratio (Section 7.1(b))

(a) Total Priority Indebtedness

(i) Indebtedness of Kimco and Consolidated Entities, secured by their respective assets

(ii) Unsecured third party Indebtedness of the Consolidated Entities other than to Kimco or any Consolidated Entity (excluding any unsecured debt unconditionally guaranteed by Kimco)

(iii) Sum of (i) and (ii)

Exclusion

(iv) Amount of (i) and (ii) that matures within 24 months

(v) Unrestricted cash held by Kimco and Consolidated Entities

(vi) Amount by which (v) exceeds $35,000,000

(vii) Exclusion = lesser of (iv) and (vi)

(viii) Total Priority Indebtedness (for purposes of ratio) = (iii) minus (vii)

(b) Gross Asset Value

(i) SUBTOTAL: Gross Asset Value (Total Indebtedness ratio calculation) (subject to Adjustments, if any)

Adjustment to reduce Gross Asset Value by amount of Exclusion from Total Priority Indebtedness

4

Adjustment to limit (xxi) to 30% of Gross Asset Value

Adjustment to limit sum of (xvii) plus (xviii) (other than mortgage loan receivables, at lower of cost or market) plus (xxi) to 40% of Gross Asset Value

Adjustment so no more than 30% of Gross Asset Value is attributable to assets located outside United States and Puerto Rico or to assets owned by Entities not organized in and not having principal offices in the United States or Puerto Rico

(ii) Gross Asset Value (after Adjustments)

TOTAL PRIORITY INDEBTEDNESS RATIO (a)/(b):
Must be less than or equal to: 0.35

3	Minimum Unsecured Interest Coverage Ratio (Section 7.1(e))

(a) Property NOI of Unencumbered Properties

(v) Property Gross Revenues

(w) Property Operating Expenses

(x) management fee reserve of 3% of Property Gross Revenues

(y) replacement reserve @ $.15 per square foot, per annum of GLA

(z) Unencumbered Property NOI = (v) - (w) - (x) - (y)

(b) 75% of management fee revenues in respect of properties owned by Unconsolidated Entities

(c) Dividends and interest on marketable securities

(d) Income from mezzanine and mortgage loan receivables

(e) Unencumbered Assets NOI = (a) plus (b) plus (c) plus (d), subject to the following adjustment:

Adjustment so no more than 30% of Unencumbered Assets NOI is attributable to assets located outside United States and Puerto Rico, or to Entities not organized in and not having principal offices in the United States or Puerto Rico, management fee revenues earned in respect of properties owned by any Unconsolidated Entity, and dividend and interest income from unencumbered mezzanine loan receivables

(f) Unencumbered Assets NOI

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(g) Total Unsecured Interest Expense (actual interest expense (accrued, paid, or capitalized) on all Unsecured Debt of Kimco or any Consolidated Entity, but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs and (iii) facility fees attributable to the unused portion of the Revolving Credit Facility and (iv) prepayment penalties)

RATIO OF UNENCUMBERED ASSETS NOI TO TOTAL UNSECURED INTEREST EXPENSE (f)/(g)

Must be greater than or equal to: 1.75:1.00

4	Fixed Charge Coverage Ratio (Section 7.1(f))

Total Adjusted EBITDA (as used in Fixed Charge Ratio calculation)

(a) Total Adjusted EBITDA (from prior page)

Add back:

(b) Income from mezzanine and mortgage loan receivables

(c) Dividend and interest income from marketable securities

(d) EBITDA of Properties acquired within last 24 months

(e) Cash flow distributions from Unconsolidated Entities over past 12 months

(f) Fixed Charge Total Adjusted EBITDA = (a) plus (b) plus (c) plus (d) plus

Total Debt Service

(g) Total Adjusted Interest Expense (actual interest expense (accrued, paid, capitalized, and reduced by forgiven accrued amounts) of Kimco and the Consolidated Entities but excluding (i) non-cash interest expense with respect to convertible debt, (ii) amortization of above/below-market debt amounts and of deferred financing costs, (iii) facility fees attributable to the unused portion of the Revolving Credit Facility, and (iv) prepayment penalties)

(h) scheduled principal amortization for Kimco and Consolidated Entities (excluding optional prepayments, balloon payments due at maturity, and non-cash interest on convertible debt, (excluding optional prepayments, balloon payments due at maturity, and non-cash interest on convertible debt and provided that the amount of any scheduled principal debt amortization payment paid during the Test Period with respect to Indebtedness related to a property acquired during such Test Period shall be limited in proportion to the fraction of such Test Period during which Kimco or another Consolidated Entity owned such property or had assumed such Indebtedness as applicable)

6

(i) Preferred stock dividends

(j) Total Debt Service = Total of (g), (h) and (i)

FIXED CHARGE COVERAGE RATIO: (f)/(j)

Must be greater than or equal to: 1.50:1.00

(3) To the best of such Responsible Officer’s knowledge, the Borrower and each of the other Loan Parties has, during the period referred to above, observed or performed all of its covenants and other agreements, and satisfied every condition contained in the Credit Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and as of the date hereof such Responsible Officer has obtained no knowledge of any Default or Event of Default except as follows:  NONE.

IN WITNESS WHEREOF, I have hereto set my name.

Name: Glenn G. Cohen
Title: Executive Vice President, Chief Financial Officer and Treasurer

7

EXHIBIT G

EXHIBIT G

FORM OF DISBURSEMENT INSTRUCTION AGREEMENT

Borrower: Kimco Realty Corporation
Administrative Agent: Wells Fargo Bank, National Association

Loan: Loan number 1019695 made pursuant to that certain Term Loan Agreement dated as of April 1, 2020, between Borrower, Administrative Agent, and Lenders, as amended from time to time (the “Credit Agreement”)

Effective Date: [•],
Check applicable box: ☐ New – This is the first Disbursement Instruction Agreement submitted in connection with the Loan.

☐  Replace Previous Agreement – This is a replacement Disbursement Instruction Agreement. All prior instructions submitted in connection with this Loan are cancelled as of the Effective Date set forth above.

This Agreement must be signed by the Borrower and is used for the following purposes:

(1)	to designate an individual or individuals with authority to request disbursements of Loan proceeds, whether at the time of Loan closing/origination or thereafter;
(2)

to designate an individual or individuals with authority to request disbursements of funds from Restricted Accounts (as defined in the Terms and Conditions attached to this Agreement), if applicable; and

(3)	to provide Administrative Agent with specific instructions for wiring or transferring funds on Borrower’s behalf.

1

Any of the disbursements, wires or transfers described above are referred to herein as a “Disbursement.”

Specific dollar amounts for Disbursements must be provided to Administrative Agent at the time of the applicable Disbursement in the form of a signed closing statement, an email instruction or other written communication, or telephonic request pursuant to Section 2.2(d) of the Credit Agreement (each, a “Disbursement Request”) from an applicable Authorized Representative (as defined in the Terms and Conditions attached to this Agreement).

A new Disbursement Instruction Agreement must be completed and signed by the Borrower if (i) all or any portion of a Disbursement is to be transferred to an account or an entity not described in this Agreement or (ii) Borrower wishes to add or remove any Authorized Representatives.

See the Additional Terms and Conditions attached hereto for additional information and for definitions of certain capitalized terms used in this Agreement.

2

Disbursement of Loan Proceeds at Origination/Closing

Closing Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Closing Disbursement Authorizer”) to disburse Loan proceeds on or about the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Closing Disbursement”):

	Individual’s Name	Title
1.
2.
3.
4.
Describe Restrictions, if any, on the authority of the Closing Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”
If there are no restrictions described here, any Closing Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO WIRE TRANSFERS AT ORIGINATION/CLOSING

Permitted Wire Transfers: Disbursement Requests for the Closing Disbursement(s) to be made by wire transfer must specify the amount and applicable Receiving Party. Each Receiving Party included in any such Disbursement

Request must be listed below.Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Closing Exhibit. All wire instructions must be in the format specified on the Closing Exhibit.

Names of Receiving Parties for the Closing Disbursement(s) (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Closing Exhibit)
1.
2.
3.

3

DELETE FOLLOWING SECTION IF NO DEPOSITS INTO WFB ACCOUNTS AT ORIGINATION/CLOSING

Direct Deposit: Disbursement Requests for the Closing Disbursement(s) to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.Each account included in any such

Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

4

Disbursements of Loan Proceeds Subsequent to Loan Closing/Origination
Subsequent Disbursement Authorizers:  Administrative Agent is authorized to accept one or more Disbursement Requests from any of the individuals named below (each, a “Subsequent Disbursement Authorizer”) to disburse Loan proceeds after the date of the Loan origination/closing and to initiate Disbursements in connection therewith (each, a “Subsequent Disbursement”):

	Individual’s Name	Title
1.
2.
3.
4.
Describe Restrictions, if any, on the authority of the Subsequent Disbursement Authorizers (dollar amount limits, wire/deposit destinations, etc.):
DESCRIBE APPLICABLE RESTRICTIONS OR INDICATE “N/A”
If there are no restrictions described here, any Subsequent Disbursement Authorizer may submit a Disbursement Request for all available Loan proceeds.

DELETE FOLLOWING SECTION IF NO SUBSEQUENT WIRE TRANSFERS ANTICIPATED

Permitted Wire Transfers:  Disbursement Requests for Subsequent Disbursements to be made by wire transfer must specify the amount and applicable Receiving Party.  Each Receiving Party included in any such Disbursement Request must be listed below.  Administrative Agent is authorized to use the wire instructions that have been provided directly to Administrative Agent by the Receiving Party or Borrower and attached as the Subsequent Disbursement Exhibit. All wire instructions must be in the format specified on the Subsequent Disbursement Exhibit.

Names of Receiving Parties for Subsequent Disbursements (may include as many parties as needed; wire instructions for each Receiving Party must be attached as the Subsequent Disbursement Exhibit)
1.
2.
3.

5

DELETE FOLLOWING SECTION IF NO SUBSEQUENT DEPOSITS INTO WFB ACCOUNTS ANTICIPATED

Direct Deposit: Disbursement Requests for Subsequent Disbursements to be deposited into an account at Wells Fargo Bank, N.A. must specify the amount and applicable account.  Each account included in any such

Disbursement Request must be listed below.

Name on Deposit Account:
Wells Fargo Bank, N.A. Deposit Account Number:
Further Credit Information/Instructions:

6

Borrower acknowledges that all of the information in this Agreement is correct and agrees to the terms and conditions set forth herein and in the Additional Terms and Conditions on the following page.

By:_______________________________

     Name: __________________________

     Title: ___________________________

7

Additional Terms and Conditions to the Disbursement Instruction Agreement

Definitions. The following capitalized terms shall have the meanings set forth below:

“Authorized Representative” means any or all of the Closing Disbursement Authorizers, Subsequent Disbursement Authorizers and Restricted Account Disbursement Authorizers, as applicable.

“Receiving Bank” means the financial institution where a Receiving Party maintains its account.

“Receiving Party” means the ultimate recipient of funds pursuant to a Disbursement Request.

“Restricted Account” means an account at Wells Fargo Bank, N.A. associated with the Loan to which Borrower’s access is restricted.

Capitalized terms used in these Additional Terms and Conditions to Disbursement Instruction Agreement and not otherwise defined herein shall have the meanings given to such terms in the body of the Agreement.

Disbursement Requests. Except as expressly provided in the Credit Agreement, Administrative Agent must receive Disbursement Requests in writing. Disbursement Requests will only be accepted from the applicable Authorized Representatives designated in the Disbursement Instruction Agreement. Disbursement Requests will be processed subject to satisfactory completion of Administrative Agent’s customer verification procedures. Administrative Agent is only responsible for making a good faith effort to execute each Disbursement Request and may use agents of its choice to execute Disbursement Requests. Funds disbursed pursuant to a Disbursement Request may be transmitted directly to the Receiving Bank, or indirectly to the Receiving Bank through another bank, government agency, or other third party that Administrative Agent considers to be reasonable. Administrative Agent will, in its sole discretion, determine the funds transfer system and the means by which each Disbursement will be made. Administrative Agent may delay or refuse to accept a Disbursement Request if the Disbursement would: (i) violate the terms of this Agreement; (ii) require use of a bank unacceptable to Administrative Agent or Lenders or prohibited by government authority; (iii) cause Administrative Agent or Lenders to violate any Federal Reserve or other regulatory risk control program or guideline; or (iv) otherwise cause Administrative Agent or Lenders to violate any applicable law or regulation.

Limitation of Liability. Administrative Agent and Lenders shall not be liable to Borrower or any other parties for: (i) errors, acts or failures to act of others, including other entities, banks, communications carriers or clearinghouses, through which Borrower’s requested Disbursements may be made or information received or transmitted, and no such entity shall be deemed an agent of the Administrative Agent or any Lender; (ii) any loss, liability or delay caused by fires, earthquakes, wars, civil disturbances, power surges or failures, acts of government, labor disputes, failures in communications networks, legal constraints or other events beyond Administrative Agent’s, or any Lender’s control; or (iii) any special, consequential, indirect or punitive damages, whether or not (A) any claim for these damages is based on tort or contract or (B) Administrative Agent, any Lender or Borrower knew or should have known the likelihood of these damages in any situation. Neither Administrative Agent nor any Lender makes any representations or warranties other than those expressly made in this Agreement. IN NO EVENT WILL ADMINISTRATIVE AGENT OR ANY LENDER BE LIABLE FOR DAMAGES ARISING DIRECTLY OR INDIRECTLY IF A DISBURSEMENT REQUEST IS EXECUTED BY ADMINISTRATIVE AGENT IN GOOD FAITH AN IN ACCORDANCE WITH THE TERMS OF THIS AGREEMENT.

Reliance on Information Provided. Administrative Agent is authorized to rely on the information provided by Borrower or any Authorized Representative in or in accordance with this Agreement when executing a Disbursement Request until Administrative Agent has received a new Agreement signed by Borrower. Borrower agrees to be bound by any Disbursement Request: (i) authorized or transmitted by Borrower; or (ii) made in Borrower’s name and accepted by Administrative Agent in good faith and in compliance with this Agreement, even if not properly authorized by Borrower. Administrative Agent may rely solely (i) on the account number of the Receiving Party, rather than the Receiving Party’s name, and (ii) on the bank routing number of the Receiving Bank, rather than the Receiving Bank’s name, in executing a Disbursement Request. Administrative Agent is not obligated or required in any way to take any actions to detect errors in information provided by Borrower or an Authorized Representative. If Administrative Agent takes any actions in an attempt to detect errors in the transmission or content of transfers or requests or takes any actions in an attempt to detect unauthorized Disbursement Requests, Borrower agrees that, no matter how many times Administrative Agent takes these actions, Administrative Agent will not in any situation be liable for failing to take or correctly perform these actions in the future, and such actions shall not become any part of the Disbursement procedures authorized herein, in the Loan Documents, or in any agreement between Administrative Agent and Borrower.

International Disbursements. A Disbursement Request expressed in US Dollars will be sent in US Dollars, even if the Receiving Party or Receiving Bank is located outside the United States. Administrative Agent will not execute Disbursement Requests expressed in foreign currency unless permitted by the Credit Agreement.

Errors. Borrower agrees to notify Administrative Agent of any errors in the Disbursement of any funds or of any unauthorized or improperly authorized Disbursement Requests within fourteen (14) days after Administrative Agent’s confirmation to Borrower of such Disbursement.

Finality of Disbursement Requests. Disbursement Requests will be final and will not be subject to stop payment or recall; provided that Administrative Agent may, at Borrower’s request, make an effort to effect a stop payment or recall but will incur no liability whatsoever for its failure or inability to do so.

8

CLOSING EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

9

SUBSEQUENT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

10

RESTRICTED ACCOUNT DISBURSEMENT EXHIBIT

WIRE INSTRUCTIONS

ADMINISTRATIVE AGENT TO ATTACH WIRE INSTRUCTIONS FROM RECEIVING PARTIES

All wire instructions must contain the following information:

Transfer/Deposit Funds to (Receiving Party Account Name)
Receiving Party Deposit Account Number
Receiving Bank Name, City and State
Receiving Bank Routing (ABA) Number
Further identifying information, if applicable (title escrow number, borrower name, loan number, etc.)

11

EXHIBIT H-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents party thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:   ____________________________

Name: ______________________

Title:   ______________________

Date:  ________, 20[ ]

EXHIBIT H-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:  _________________________

Name:  __________________

Title:  ___________________

Date:   ___________, 20[ ]

EXHIBIT H-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:  _________________________

Name:  __________________

Title:  ___________________

Date:   ___________, 20[ ]

EXHIBIT H-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Term Loan Agreement dated as of April 1, 2020 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Kimco, the Lenders from time to time party thereto, Wells Fargo Bank, National Association, as Administrative Agent, and the other agents parties thereto.

Pursuant to the provisions of Section 2.12 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:  ___________________________

Name:  ____________________

Title:    ____________________

Date:   ___________, 20[ ]

Schedule 1.1A

TO CREDIT AGREEMENT

LENDERS AND COMMITMENTS
Lender	Commitment
Wells Fargo Bank, National Association	$125,000,000.00
PNC Bank, National Association	$125,000,000.00
U.S. Bank National Association	$125,000,000.00
Total	$375,000,000.00

SCHEDULE 4.1

TO CREDIT AGREEMENT

CERTAIN FINANCIAL DISCLOSURES

NONE

SCHEDULE 4.19

TO CREDIT AGREEMENT

CONDEMNATION PROCEEDINGS

Site Reference	Location
0682	Aurora, CO
0816	East Plano, TX
1078	Timonium, MD
1376A	Ellicott City, MD
1377A	Clackamas, OR
1451	Dublin, CA
1518	Gresham, OR
1626	Mooresville, NC
1672	Cornelius, NC
1692	Humble, TX
1692	Humble, TX
1765	Glenview, IL
US Realty Site	Taco Bueno, TX

SCHEDULE 7.2

TO CREDIT AGREEMENT

TRANSACTION(S) REFERRED TO IN SECTION 7.2

NONE

SCHEDULE 7.7

TO CREDIT AGREEMENT

TRANSACTION(S) REFERRED TO IN SECTION 7.7

1)

Indenture, dated as of September 1, 1993, between Kimco Realty Corporation and The Bank of New York Mellon (as successor to IBJ Schroder Bank & Trust Company), as supplemented by the first supplemental indenture thereto, dated as of August 4, 1994, the second supplemental indenture thereto, dated as of April 7, 1995, the third supplemental indenture thereto, dated as of June 2, 2006, the fourth supplemental indenture thereto, dated as of April 26, 2007, the fifth supplemental indenture thereto, dated as of September 24, 2009, the sixth supplemental indenture thereto, dated as of May 23, 2013, and the seventh supplemental indenture thereto, dated as of April 24, 2014.

2)

Amended and Restated Credit Agreement, dated as of February 27, 2020, between Kimco Realty Corporation, the subsidiary borrowers from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other agents party thereto.